UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material under §240.14a-12

CINTAS CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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6800 Cintas Boulevard
Cincinnati, Ohio 45262

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
Dear Shareholder:
On behalf of the Board of Directors (the Board) and employee-partners of Cintas Corporation (the Company), I invite you to attend our Annual Meeting of Shareholders (Annual Meeting) on October 30, 2018, at 10:00 a.m. Eastern Daylight Time. This year’s Annual Meeting will be a virtual meeting of shareholders. We believe that hosting a virtual meeting provides expanded access, improved communication and cost savings for our shareholders and the Company. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CTAS. You will not be able to attend the Annual Meeting in person.
This booklet includes notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board of Directors operates and gives personal information about our director nominees.
Shareholders entitled to vote at this Annual Meeting are those of record as of the close of business on September 5, 2018. Please note that only shareholders of record or holders of valid proxies from such shareholders may attend online or vote during the meeting. Even if you are planning to attend the virtual meeting, you are strongly encouraged to vote your shares in advance through one of the methods described in the proxy statement.
We are once again pleased to take advantage of U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials (the Notice) instead of a paper copy of the proxy statement, the accompanying proxy card and our 2018 Annual Report. The Notice contains instructions on how to access and review those documents over the Internet and vote online, as well as how shareholders can elect to receive paper copies of the proxy statement, proxy card and 2018 Annual Report free of charge. We believe that this process will allow us to provide our shareholders with the information they need in a timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.
Whether or not you plan to attend the meeting, please complete and return your proxy card or vote by telephone or via the Internet by following the instructions on your proxy card.
Sincerely,
Scott D. Farmer
Chairman of the Board and Chief Executive Officer
September 20, 2018

NOTICE OF ANNUAL MEETING OF
SHAREHOLDERS OF CINTAS CORPORATION

Time:	10:00 a.m., Eastern Daylight Time
Date:	October 30, 2018
Place:	Online at www.virtualshareholdermeeting.com/CTAS
Access:
Visit www.virtualshareholdermeeting.com/CTAS. To be able to access the Annual Meeting, you must have your 16-digit control number that is printed on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials).

Purpose:
1.	To elect as directors, the eight nominees named in the attached proxy materials;
2.	To approve, on an advisory basis, named executive officer compensation;
3.	To ratify Ernst & Young LLP as our independent registered public accounting firm for fiscal 2019; and
4.	To conduct other business if properly raised.

Only shareholders of record on September 5, 2018, are entitled to notice of and to vote at, or attend, the meeting or any adjournment thereof. The approximate mailing date of the Notice of Internet Availability of Proxy Materials is September 20, 2018.

The vote of each shareholder is important. Whether or not you plan to virtually attend the 2018 annual meeting, please vote at your earliest convenience. You can vote your shares by completing and returning the proxy card sent to you. Shareholders can also vote their shares over the Internet or by telephone by following the voting instructions on the proxy card.

Thomas E. Frooman
Senior Vice President, Secretary and General Counsel
September 20, 2018

Important Notice Regarding the Availability of Proxy Materials for the
 Annual Meeting of Shareholders To Be Held on October 30, 2018

The Notice of Annual Meeting, 2018 Proxy Statement, the Company's 2018 Annual
 Report and Form of Proxy are available at http://www.cintas.com

TABLE OF CONTENTS	Page

GENERAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	1
ELECTION OF DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	3
CORPORATE GOVERNANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	6
AUDIT COMMITTEE REPORT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	9
COMPENSATION COMMITTEE REPORT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	11
EXECUTIVE COMPENSATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	12
PRINCIPAL SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	32
SECURITY OWNERSHIP OF DIRECTOR NOMINEES AND NAMED EXECUTIVE OFFICERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	33
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE . . . . . . . . . . . . .	35
RELATED PERSON TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	35
APPROVAL, ON AN ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	36
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	37
QUESTIONS? . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	39
Cintas makes available, free of charge on its website, all of its filings that are made electronically with the Securities and Exchange Commission (SEC), including Forms 10-K, 10-Q and 8-K. These filings are also available on the SEC's website (www.sec.gov). To access these filings, go to our website (www.cintas.com) and select About Us - Investors - Financial Reports. Copies of Cintas' Annual Report on Form 10-K for the fiscal year ended May 31, 2018, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to:
Thomas E. Frooman
Senior Vice President, Secretary and General Counsel
6800 Cintas Boulevard
P.O. Box 625737
Cincinnati, Ohio 45262-5737

Cintas Corporation
6800 Cintas Boulevard
Cincinnati, Ohio 45262

PROXY
STATEMENT

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 30, 2018
General Information
This proxy statement and accompanying proxy, mailed or provided online, is furnished in connection with the solicitation by the Board of Directors (the Board) of Cintas Corporation, a Washington corporation (we, Cintas or the Company), of proxies to be used at the Annual Meeting of Shareholders (Annual Meeting) of Cintas to be held on October 30, 2018, and at any adjournment or postponement thereof. This year’s Annual Meeting will be a virtual meeting of shareholders, which means that you will be able to participate in the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/CTAS. Cintas will bear the costs of this solicitation. The Notice Regarding the Availability of Proxy Materials (the Notice) and, for those shareholders who requested paper copies, this proxy statement and accompanying proxy, were first mailed to our shareholders on or about September 20, 2018.
Attendance and Participation
We will be hosting the Annual Meeting live via the Internet. You will not be able to attend the Annual Meeting in person. Any shareholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/CTAS. The webcast will start at 10:00 a.m., Eastern Daylight Time, on October 30, 2018. Shareholders may vote and submit questions while connected to the Annual Meeting on the Internet.
Instructions on how to connect and participate in the Annual Meeting, including how to demonstrate proof of ownership of our common shares, are posted at www.virtualshareholdermeeting.com/CTAS. You must have your 16-digit control number that is printed in the box marked by the arrow on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials), to be able to access the Annual Meeting.
Who may vote
Shareholders of Cintas, recorded in our stock register on September 5, 2018, may vote at the Annual Meeting. As of that date, Cintas had 108,698,872 shares of common stock outstanding, including 1,721,128 outstanding shares of restricted stock. Each share is entitled to one vote on each matter submitted to the shareholders at the Annual Meeting.
How to vote
If you are a registered shareholder, there are several ways for you to vote. You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. You may also vote by Internet before the date of the Annual Meeting, by proxy or by telephone using one of the methods described in the proxy card. We recommend you vote by mail, Internet or telephone even if you plan to attend the Annual Meeting. If you vote by Internet or telephone, please do not return the proxy card. If voting by mail, please complete, sign and date your proxy card enclosed with these proxy materials. If desired, you can change your vote at the Annual Meeting.

How proxies work
Cintas' Board is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the Annual Meeting in the manner you direct. You may vote for all, some or none of our director nominees. You may also vote for or against the other proposals or abstain from voting.
All proxies properly signed will, unless a different choice is indicated, be voted "FOR" the election of all nominees proposed by the Nominating and Corporate Governance Committee, "FOR" the resolution approving the compensation of our named executive officers and "FOR" the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2019.
You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a stockbroker or bank, you may get material from them asking how you want to vote. Specifically, if your shares are held in the name of your stockbroker or bank and you wish to vote in person at the virtual shareholder meeting, you should request your stockbroker or bank to issue you a proxy covering your shares.
If any other matters come before the meeting or any postponement or adjournment, each proxy will be voted in the discretion of the individuals named as proxies on the card.
Revoking a proxy
You may revoke your proxy at any time before the vote is taken by submitting a new proxy with a later date, by voting via the Internet or by telephone at a later time, by participating in the Annual Meeting live via the Internet and voting again or by notifying Cintas' Secretary in writing at the address under "Questions?" on page 39.
Quorum
In order to carry on the business of the Annual Meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the Annual Meeting, either by proxy or in person.
Votes needed
The eight nominees receiving the most votes will be elected as members of the Board subject to a resignation policy in our Bylaws that applies to any nominee who does not receive a majority of the votes cast. See "Election of Directors" on page 3. Approval of Proposals 2 and 3 requires the affirmative vote of the majority of the votes cast on each proposal. Approval of all other matters considered at the meeting, including postponement or adjournment, will require the affirmative vote of a majority of the votes cast.
Abstentions (including abstentions with respect to one or more nominees) and broker nonvotes count for quorum purposes, but not for voting purposes. Broker nonvotes occur when a broker returns a proxy, but does not have authority to vote on a particular proposal.
Banks or brokers holding shares for beneficial owners must vote those shares as instructed. If the bank or broker has not received instructions from you, the beneficial owner, the bank or broker generally has discretionary voting power only with respect to the ratification of appointment of the independent registered public accounting firm. A bank or broker does not have discretion to cast votes with respect to Proposal 1 or 2 unless it has received voting instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your bank or broker if your shares are held by such a bank or broker so that your votes with respect to these Proposals are counted. Abstentions and broker nonvotes will have no effect on Proposals 1 or 2 and abstentions will have no effect on Proposal 3. Because Proposal 3 is a "routine" matter, there will be no broker nonvotes on this Proposal.

ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)
The Nominating and Corporate Governance Committee of the Board has nominated for election the following individuals, namely: Gerald S. Adolph, John F. Barrett, Melanie W. Barstad, Robert E. Coletti, Scott D. Farmer, James J. Johnson, Joseph Scaminace and Ronald W. Tysoe. Proxies solicited by the Board will be voted for the election of these nominees if no direction is given. All directors elected at the Annual Meeting will be elected to hold office until the next Annual Meeting, with each director to serve until such director's successor is elected and qualified or until such director's earlier resignation or removal. In voting to elect directors, shareholders are not entitled to cumulate their votes.
In August 2018, Richard T. Farmer announced he will not seek reelection and will resign from the Board. He will retain the chairman emeritus title without taking part in board meetings or other activities after the Annual Meeting. The Company thanks Mr. Farmer for his valuable service and guidance provided to the Company over the last 62 years.

In accordance with NASDAQ Stock Market, LLC (NASDAQ) rules, our Board affirmatively determines the independence of each director and nominee for election as a director in accordance with the elements of independence set forth in the NASDAQ listing standards and rules promulgated under the Securities Exchange Act of 1934. Cintas' director independence standards, incorporated in the Corporate Governance Guidelines, are available on our website at www.cintas.com, under About Us – Investors – Corporate Governance. Based on these standards, the Board determined that each of the following nonemployee directors is independent: Gerald S. Adolph, John F. Barrett, Melanie W. Barstad, James J. Johnson, Joseph Scaminace and Ronald W. Tysoe. Our Audit, Compensation and Nominating and Corporate Governance Committees are composed solely of independent directors. All directors are elected for one-year terms. Information on each of our nominees is given below.

An uncontested election is one in which the number of nominees does not exceed the number of directors to be elected. In an uncontested election, like this election, our Bylaws require that any nominee who does not receive a majority of the votes cast with respect to such nominee must promptly offer his or her resignation to the Board. The Nominating and Corporate Governance Committee will take the matter under advisement and make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. The Board has 90 days following certification of the shareholder vote to consider the offer of resignation. Within such 90-day period, the Board will promptly disclose publicly its decision whether to accept the director's resignation offer.

If a director nominee becomes unavailable before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

Director Nominees
The Board recommends you vote FOR each of the following nominees:

Gerald S. Adolph(1)(2) 64
Gerald S. Adolph was elected a Director of Cintas in 2006. He is the Chairman of the Compensation Committee. Mr. Adolph was a Principal with PWC Strategy& (formerly Booz & Company), a consulting firm, from 1981 to 2017. Mr. Adolph held numerous leadership positions at Booz & Company, including Worldwide Chemicals Practice Leader, Worldwide Consumer and Health Practice Leader and Global Mergers and Restructuring Practice Leader. He also served on the Booz Allen Hamilton board of directors from 1994 to 1997. The Board believes that Mr. Adolph's consulting experience, giving him insight into various corporate governance and business management issues, as well as his status as an independent director, make his service on the Board integral to Cintas.

John F. Barrett(2)(4) 69
John F. Barrett was elected a Director of Cintas in 2012. Mr. Barrett is the Chairman, President and Chief Executive Officer of Western & Southern Financial Group, a Cincinnati-based diversified family of financial services companies. He has been Chief Executive Officer since 1994. He served as a director of Convergys Corporation from 1998 to 2016, The Fifth Third Bancorp and its subsidiary, The Fifth Third Bank, from 1988 to 2009, The Andersons, Inc. from 1992 to 2008 and Cincinnati Bell Inc. from 1992 to 1998. The Board believes that Mr. Barrett's principal executive officer experience and service as a director of other publicly-traded companies, which have provided him with a deep understanding of business matters, his broad financial acumen and his status as an independent director, makes his service on the Board valuable to Cintas.

Melanie W. Barstad(1)(2) 65
Melanie W. Barstad was elected a Director of Cintas in 2011. Ms. Barstad was with the Johnson & Johnson Family of Companies, a diversified global provider of consumer products, prescription medicines and medical devices, for 23 years, retiring in 2009 as President of Women's Health in the Medical Device and Diagnostics Division. She served as a management board member on numerous Johnson & Johnson operating company boards from 1997 to 2009, including Johnson & Johnson Health Care Systems, Ethicon Endo Surgery and Johnson & Johnson Medical. Ms. Barstad also served as co-chair of the Johnson & Johnson Women's Leadership Initiative. Ms. Barstad served on the Auburn University Foundation Board of Directors from 2008 to 2016 where she chaired the Directorship Committee and served on the Executive Committee. She was recognized in 2018 by the Auburn University Alumni Association receiving the Auburn University Lifetime Achievement Award. Ms. Barstad has also been included in the Agenda Compensation 100 listing and is listed in Europe's Global Board Ready Women's Initiative. She has earned the National Association of Corporate Directors Board Leadership Fellow credentials. The Board believes that Ms. Barstad's experience running complex, enterprise-wide global businesses as a line executive and as a management board member and her status as an independent director, makes her service on the Board valuable to Cintas.

Robert E. Coletti(3)(5) 61
Robert E. Coletti was elected a Director of Cintas in 2016. Mr. Coletti has been a partner at the law firm of Keating Muething & Klekamp (KMK) since 1988 and a senior partner since 2016, with a practice concentrated in the corporate, securities and financing areas. Mr. Coletti has been serving on the Miami University Board of Trustees since 2014. He was a Trustee of the Miami University Foundation from 2006 to 2012, where he also served as Chairman of the Board from 2010 to 2012. The Board believes that Mr. Coletti's knowledge of Cintas, gained through his many years of advising Cintas and his legal expertise surrounding complicated business matters, makes his service on the Board valuable to Cintas.

Scott D. Farmer(3)(5) 59
Scott D. Farmer joined Cintas in 1981. He has held the positions of Vice President – National Account Division, Vice President – Marketing and Merchandising, Rental Division Group Vice President and Chief Operating Officer. In 1994, he was elected to the Board. He was elected Chief Executive Officer in July 2003. Mr. Farmer was appointed Chairman of the Board in September 2016. The Board believes that Mr. Farmer's breadth of knowledge and experience in the areas of marketing, business development and corporate strategy, as well as his familiarity with all aspects of Cintas' business, renders his service on the Board extremely beneficial to Cintas.

James J. Johnson(2)(4) 71
James J. Johnson was elected a Director of Cintas in 2009. Mr. Johnson was with The Procter & Gamble Company, a manufacturer and marketer of consumer products, for 35 years, retiring in June 2008 as Chief Legal Officer. The Board believes that Mr. Johnson's experience with the myriad of legal issues surrounding a publicly-traded company and his status as an independent director renders his service on the Board invaluable to Cintas.

Joseph Scaminace(1)(2)(3) 65
Joseph Scaminace was elected a Director of Cintas in 2010. He is designated as Lead Director of the Cintas Board of Directors and is Chairman of the Executive Committee and the Nominating and Corporate Governance Committee. Mr. Scaminace was Chairman, President and CEO of Vectra Corporation (formerly OM Group, Inc.), a diversified industrial growth company, from 2005 until his retirement in 2015. Prior to joining Vectra Corporation, Mr. Scaminace was the President and Chief Operating Officer of The Sherwin-Williams Company, a paint and coatings company, where he had worked in various capacities since 1983. He is a member of the Board of Trustees of The Cleveland Clinic. Mr. Scaminace is also a Director of Parker Hannifin Corporation. The Board believes that Mr. Scaminace's principal executive officer experience and service as a director of another publicly-traded company, which have provided him insight into high-level corporate governance and executive compensation matters, as well as his independent director status, make him an integral member of Cintas' Board.

Ronald W. Tysoe(2)(4) 65
Ronald W. Tysoe was elected a Director of Cintas in 2008. He is the Chairman of the Audit Committee. He served as Vice Chairman of Federated Department Stores, Inc. (now known as Macy's Inc.), a clothing and home furnishings company, from April 1990 to October 2006. Mr. Tysoe is also a Director of Canadian Imperial Bank of Commerce, Taubman Centers, Inc. and J. C. Penney Company, Inc. He previously served as a director of Pzena Investment Management Inc. from 2008 until 2013 and Scripps Networks Interactive, Inc. from 2008 to 2018. The Board believes that Mr. Tysoe's service as a Vice Chairman of another publicly-traded company, his independent director status and the fact that he is an "audit committee financial expert" under SEC guidelines, given his understanding of accounting and financial reporting, disclosures and controls, make his Board service extremely beneficial to Cintas.

(1)	Member of the Compensation Committee of the Board.

(2)	Member of the Nominating and Corporate Governance Committee of the Board.

(3)	Member of the Executive Committee of the Board.

(4)	Member of the Audit Committee of the Board.

(5)	Scott D. Farmer is the brother-in-law of Robert E. Coletti.

CORPORATE
GOVERNANCE
Cintas is a Washington corporation and, therefore, governed by the corporate laws of Washington. Since its stock is publicly traded on the NASDAQ Global Select Market and it files reports with the SEC, it is also subject to the rules of NASDAQ, as well as various provisions of federal securities laws and the Sarbanes-Oxley Act of 2002 (SOX).
Governance of the Company is placed in the hands of the directors who, in turn, elect officers to manage the business operations. The Board oversees the management of Cintas on your behalf. It reviews Cintas' long-term strategic plans and exercises direct decision making authority in all major decisions, such as significant acquisitions, deconsolidations and the declaration of dividends. The Board also reviews financial and internal controls and management succession plans.
Cintas expects all directors to attend all regularly scheduled Board and shareholder meetings. All directors attended the 2017 Annual Meeting of Shareholders. During fiscal 2018, the Board met on four occasions. Each of Cintas' directors attended all meetings of the Board and committees of which they were a member during fiscal 2018, with the exception of Mr. R. T. Farmer who was unable to attend two board meetings. In addition, the independent directors met in executive session on four occasions during fiscal 2018 without the presence of the non-independent director and management directors. The Lead Director presided over each session.
Shareholders may communicate with the full Board or individual directors on matters concerning Cintas by mail or through our website. Such communication should be sent to the attention of the Secretary. Interested persons may communicate directly and confidentially with our non-management directors by writing to Thomas E. Frooman, 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio 45262-5737. However, any such communications that are considered to be improper for submission to the intended recipients will not be provided to the directors. Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate, directly or indirectly, to Cintas' business or communications that relate to improper or irrelevant topics. In addition, please note that the Secretary will not forward communications that are spam, junk mail or mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements.
The Board has adopted the Cintas Code of Conduct and Business Ethics applicable to officers, directors and employee-partners. A copy of the Cintas Code of Conduct and Business Ethics is available on our website, www.cintas.com, under About Us. Cintas intends to post on its website within four business days after approval any amendments or waivers to the Code of Conduct and Business Ethics.
The directors have organized themselves into the committees described below to help carry out Board responsibilities. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board.
The Executive Committee is composed of Joseph Scaminace (Chairman), Scott D. Farmer and Robert E. Coletti. The Executive Committee acts for the Board as required between Board meetings. This Committee had no meetings in fiscal 2018, but took two actions in writing.
Each of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee is composed entirely of independent, nonemployee directors, each of whom meets the relevant independence requirements established by NASDAQ and SOX that apply to their particular assignments.
Board Leadership Structure
The Board is responsible for evaluating and determining Cintas' leadership structure. Mr. S. D. Farmer has been Cintas' Chief Executive Officer (CEO) since 2003, and in fiscal 2017 he was appointed Chairman of the Board. The Board has no policy with respect to the separation of these offices. The Board believes that this issue is part of the succession planning process and that it is in the best interests of the Company for the Board to consider it each time that it elects the CEO. The Board recognizes that there may be circumstances in the future that would lead it to separate these offices, but it believes that there is no reason to do so at this time.
In electing the Chairman and appointing the CEO, the Board considers nominees' knowledge of and experience with Cintas and its corporate culture, general industry experience and other executive skills. Our Board recognizes that, depending on the circumstances, leadership models other than the current model might be appropriate. Our corporate governance guidelines provide that the Board selects the Chairman of the Board in the manner that it determines to be in the best interests of Cintas' shareholders.
The Board believes that having Mr. S. D. Farmer serve as both Chairman and CEO provides the most optimal leadership model by enhancing Mr. S. D. Farmer's ability to provide clear insight and direction of business strategies and plans to both the Board and management, which facilitates the efficient and effective functioning of the Board and our Company. As both a director and officer, Mr. S. D. Farmer fulfills a valuable leadership role that the Board believes is essential to the continued success of the Company’s business operations at this time while providing unified leadership and focus. In the Board’s opinion, Mr. S. D. Farmer’s dual role enhances the Company’s ability to coordinate long-term strategic direction with important business opportunities at the operational level. His dual role also enhances his ability to provide insight and direction on important strategic initiatives impacting the Company and its shareholders to both management and the independent directors. With his many years of experience with Cintas, the board believes that Mr. S. D. Farmer is uniquely qualified to be Cintas' Chairman and CEO. We balance the current combined roles of Chairman and CEO by the appointment of a Lead Director. Notably, some governance commentators have concluded that there is no reason for a split in these roles when a counterbalance, such as a Lead Director, is present. Additionally, other commentators have noted that there is no evidence that separation of these roles improves company performance or shareholder returns.
The Board designates a nonemployee director to serve as the Lead Director to preside over meetings of independent directors, coordinate the activities of the other nonemployee directors, act as liaison among other directors, preside at Board meetings in the absence of the Chairman and to perform such other duties and responsibilities as the Board may determine. The Board has designated Joseph Scaminace as the Lead Director.
The Board's Role in Risk Oversight
The entire Board, rather than a separate board committee, oversees Cintas' risk management process. Cintas relies on a comprehensive enterprise risk management (ERM) process to aggregate, monitor, measure and manage risks. The ERM approach is designed to enable the Board to establish a mutual understanding with management of the effectiveness of Cintas' risk management practices and capabilities, to review Cintas' risk exposure and to elevate certain key risks for discussion at the Board level as appropriate.
Our senior management is responsible for identifying, assessing and managing the Company's exposure to risk, and we have established a risk committee which is responsible for overseeing and monitoring our risk strategy and chartering risk mitigation related actions. The risk committee is chaired by the CEO and has broad-based functional representation including senior management from Cintas' corporate audit, legal, operations, security and finance areas. The CEO is the only member of the Board on the risk committee.
The risk committee has scheduled quarterly meetings, which may or may not take place depending on the current needs. At its meetings, the risk committee discusses risks to Cintas' business (operational, financial and legal), the potential impact to the business and the probability of occurrence in order to determine the best solution and identify the need for resource allocation. This process includes evaluating management's preparedness to respond to the risk if realized.
One risk committee meeting annually focuses entirely on ERM. The risk profiles and current and future mitigating actions are discussed and refined during subsequent meetings with senior management and the CEO. Thereafter, the risk committee presents a comprehensive report to the Board in an interactive session during which the Board has the opportunity to further discuss the risk committee's assessments and conclusions.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for nominating persons for election as directors at each annual shareholders' meeting, making recommendations for filling any Board vacancies that may arise between meetings due to resignation or other factors and developing and recommending to the Board corporate governance policies and guidelines for Cintas. Cintas does not have a formal policy regarding diversity in determining director nominees. However, in nominating directors, the Nominating and Corporate Governance Committee takes into account, among other factors which it may deem appropriate, the judgment, skill, diversity, business experience and needs of the Board as its function relates to the business of Cintas. The Nominating and Corporate Governance Committee will consider nominees recommended by security holders in written correspondence directed to the Secretary of Cintas. The Nominating and Corporate Governance Committee evaluates the qualifications of candidates properly submitted by shareholders on the same basis as those of other director candidates. However, in no event shall any nomination made by a shareholder be binding on Cintas unless it is made in strict accordance with Cintas' Bylaws as they may be amended from time to time. A copy of the Nominating and Corporate Governance Committee Charter is available on our website, www.cintas.com, under About Us – Investors – Corporate Governance.
Committee members: Joseph Scaminace (Chairman), Gerald S. Adolph, John F. Barrett, Melanie W. Barstad, James J. Johnson and Ronald W. Tysoe.
Meetings last year: Two
Audit Committee
The Audit Committee is governed by a written charter adopted by the Board. A copy of the Audit Committee Charter is available on our website, www.cintas.com, under About Us – Investors – Corporate Governance. Ronald W. Tysoe has been designated as an Audit Committee financial expert by the Board and the Board has determined that Mr. Tysoe satisfies the expertise and audit committee independence standards required by NASDAQ and the SEC.
The Audit Committee is solely responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee also evaluates information received from the independent registered public accounting firm and management to determine whether the registered public accounting firm is independent of management. The independent registered public accounting firm reports directly to the Audit Committee.
The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Cintas concerning accounting, internal accounting controls or auditing matters and has established procedures for the confidential and anonymous submission by employee-partners of any concerns they may have regarding questionable accounting, auditing or financial matters.
The Audit Committee approves all audit and nonaudit services performed for Cintas by its independent registered public accounting firm prior to the time that those services are commenced. The Chairman also has the authority to approve these services between regularly scheduled meetings. In this event, the Chairman reports approvals made by him to the full Committee at each of its meetings. For these purposes, the Audit Committee, or its Chairman, is provided with information as to the nature, extent and purpose of each proposed service, as well as the approximate time frame and proposed cost arrangements for that service.
Committee members: Ronald W. Tysoe (Chairman), John F. Barrett and James J. Johnson.
Meetings last year: Nine (five of which were telephonic meetings)

AUDIT COMMITTEE
REPORT
The Audit Committee oversees Cintas' financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls over financial reporting. As part of the oversight processes, the Audit Committee regularly meets with management of Cintas, Cintas' independent registered public accounting firm and Cintas' Director of Internal Audit. The Audit Committee regularly meets with each of these groups separately in closed sessions. Throughout the year, the Audit Committee had full access to management, the independent registered public accounting firm and internal auditors for Cintas. To fulfill its responsibilities, the Audit Committee did, among other things, the following:

(a)
reviewed and discussed Cintas' audited financial statements for fiscal 2018 with Cintas' management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

(b)	reviewed the quarterly earnings releases and reports on Form 10-K and Form 10-Q prior to release;

(c)
reviewed management's representations that the interim and audited financial statements were prepared in accordance with U.S. generally accepted accounting principles and fairly present the results of operations and financial position of Cintas;

(d)
reviewed and discussed with the independent registered public accounting firm the matters required by Public Company Accounting Oversight Board (PCAOB) Auditing Standard (AS) 1301, Communication with Audit Committee and SEC rules, including matters related to the conduct of the audit of Cintas' financial statements;

(e)
discussed with the independent registered public accounting firm the firm's independence from management and Cintas including the matters in the written disclosures and letter received from the independent registered public accounting firm as required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence;

(f)
based on the reviews and discussions with management and the independent registered public accounting firm, the independent registered public accounting firm's disclosures to the Audit Committee, the representations of management and the report of the independent registered public accounting firm, recommended to the Board, which adopted the recommendation, that Cintas' audited annual financial statements be included in Cintas' Annual Report on Form 10-K for the fiscal year ended May 31, 2018, for filing with the SEC;

(g)
reviewed all audit and nonaudit services performed for Cintas by the independent registered public accounting firm for the fiscal year ended May 31, 2018, and determined that its provision of nonaudit services was compatible with maintaining its independence from Cintas;

(h)
consulted with counsel regarding SOX, NASDAQ's corporate governance listing standards and the corporate governance environment in general and considered any additional requirements placed on the Audit Committee as well as additional procedures or matters the Audit Committee should consider;

(i)
reviewed and monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of SOX, reviewed a report from management and internal audit regarding the design, operation and effectiveness of internal control over financial reporting and reviewed an attestation report from the independent registered public accounting firm regarding the effectiveness of internal control over financial reporting; and

(j)
examined the Audit Committee Charter to determine compliance by Cintas and the Audit Committee with its provisions and to determine whether any revisions to the Charter were advisable. The Cintas Audit Committee Charter was approved at the January 8, 2018 Audit Committee Meeting.  No changes to the Charter were required.

RESPECTFULLY SUBMITTED BY THE MEMBERS OF THE AUDIT COMMITTEE, Ronald W. Tysoe (Chairman), John F. Barrett and James J. Johnson

Independent Registered Public Accounting Firm Fees
The Audit Committee appointed Ernst & Young LLP as the independent registered public accounting firm to audit the fiscal 2018 financial statements.
Fees billed for services in fiscal 2018 and fiscal 2017 are as follows:

	Fiscal 2018	Fiscal 2017
Audit Fees(1)	$1,900,034	$2,147,380
Tax Fees(2)	$755,250	$681,254
Audit Related Fees(3)	$62,500	$62,500
All Other Fees(4)	$—	$15,000
___________

(1)
Audit Fees were for audit services, including (a) the integrated audit of Cintas' consolidated financial statements (including the review of quarterly financial statements) and the effectiveness of Cintas' internal control over financial reporting; (b) consultation with management as to the accounting or disclosure treatment of transactions or events and the actual or potential impact of final or proposed rules, standards or interpretations issued by the SEC, the Financial Accounting Standards Board or other regulatory or standard-setting bodies; and (c) international statutory audits.

(2)	Tax Fees were for tax advisory and compliance-related services.

(3)	Audit Related Fees for both years were for audits of benefit plans.

(4)	All Other Fees in fiscal 2017 relate to a non-routine filing. No such services were performed in fiscal 2018.
All of the fees above were pre-approved by the Audit Committee. None of these fees were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.
Compensation Committee
The Compensation Committee is governed by a written charter adopted by the Board. A copy of the Compensation Committee Charter is available on our website, www.cintas.com, under About Us – Investors – Corporate Governance. In discharging the responsibilities of the Board relating to compensation of Cintas' CEO and other senior executive officers, the purposes of the Compensation Committee are, among others, (i) to review and approve the compensation of Cintas' CEO and other senior executive officers, (ii) to oversee the compensation policies and practices of Cintas, including adopting, administering and approving Cintas' incentive compensation and stock plans and awards (and amendments to the plans or awards) and performing such duties and responsibilities as may be assigned under the terms of any executive compensation plan, incentive-compensation plan or equity-based plan and (iii) to oversee management succession planning. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. In fiscal 2018, the Compensation Committee believes it reviewed the necessary resources available to survey the compensation practices of Cintas' peers and keep abreast of compensation developments in the marketplace.
The Compensation Committee periodically reviews the compensation practices and policies that apply to all Cintas employee-partners to determine whether such practices and policies are reasonably likely to have a material adverse effect on Cintas. As part of the Compensation Committee’s on-going process, the Compensation Committee, with the assistance of Cintas’ human resources, finance and legal departments, conducted an assessment of these compensation practices and policies and determined that they do not create risks that are reasonably likely to have a material adverse effect on Cintas. Among the areas the Compensation Committee considered in determining that Cintas’ compensation practices and policies do not pose a material risk to Cintas included Cintas': compensation philosophy; compensation plan design (balanced pay mix, weightings of measures, performance targets and annual and long-term incentives); and compensation plan governance and oversight (selection of performance targets, stock ownership requirements, claw-back policy and hedging policy).
Cintas' executive compensation policies are designed to support the corporate objective of maximizing the long-term value of Cintas for its shareholders and employee-partners. To achieve this objective, the Compensation Committee believes it is important to provide competitive levels of compensation to attract and retain the most qualified employees, to recognize individuals who exceed expectations and to closely link executive compensation with corporate performance. Cintas, with the Compensation Committee's oversight, uses short and long-term incentive and equity compensation plans to promote the achievement of company objectives.
The Compensation Committee processes and procedures for the consideration and determination of executive and director compensation are discussed in the section entitled "Executive Compensation."
Committee members: Gerald S. Adolph (Chairman), Melanie W. Barstad and Joseph Scaminace.
Meetings last year: Four (two of which were telephonic)
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee during fiscal 2018, listed above, has ever been an officer or employee of Cintas, nor has any member been an executive officer of another entity at which one of our executive officers serves on the Board. No executive officer of Cintas serves (or served at any time during fiscal 2018) as a director or as a member of a committee of any company of which any of Cintas' nonemployee directors are executive officers.
COMPENSATION COMMITTEE
REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on the review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Cintas' Proxy Statement and Annual Report on Form 10-K for the fiscal year ended May 31, 2018.
Committee Members: Gerald S. Adolph (Chairman), Melanie W. Barstad and Joseph Scaminace.

EXECUTIVE
COMPENSATION
Compensation Discussion and Analysis
This section discusses and analyzes the compensation awarded to, earned by, or paid to Cintas' named executive officers, as set forth in the Fiscal 2018 Summary Compensation Table and other executive compensation tables and narratives contained in this proxy statement. It also discusses the principles underlying our policies and decisions.
For fiscal 2018, the Company's named executive officers were the following five executive officers:

Name	Title
Scott D. Farmer	Chairman of the Board and Chief Executive Officer
J. Michael Hansen	Executive Vice President - Finance and Chief Financial Officer
J. Phillip Holloman	Former President and Chief Operating Officer
Thomas E. Frooman	Senior Vice President, Secretary and General Counsel
Paul F. Adler	Vice President and Treasurer
On June 13, 2018, Mr. Holloman notified the Company that he would retire from Cintas effective as of July 31, 2018. As a result, Cintas reorganized the executive team and appointed Todd M. Schneider to Executive Vice President and Chief Operating Officer and Michael L. Thompson to Executive Vice President and Chief Administrative Officer, both effective as of July 1, 2018.
Overview of Compensation Program
The Compensation Committee oversees the compensation programs of Cintas, with particular attention to the compensation for its CEO and the other executive officers. It is the responsibility of the Compensation Committee to review and approve, or, as the case may be, recommend to the Board for approval, changes to Cintas' compensation policies and benefit plans and to administer Cintas' stock plans, including recommending and approving stock-based awards to executive officers. The Compensation Committee also works to help ensure that Cintas' compensation philosophy is consistent with the best interests of Cintas and its shareholders and is properly implemented and monitored. Generally, the types of compensation and benefits provided to all executive officers are similar.
The day-to-day administration of savings plans, profit sharing plans, stock plans, health, welfare and paid-time-off plans and policies applicable to salaried employee-partners in general is handled by Cintas' human resources, finance and legal department employee-partners. The responsibility for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies belongs to the Compensation Committee.
Compensation Philosophy and Objectives
The primary focus of our executive compensation program is to support the corporate objective of maximizing the long-term value for our shareholders and employee-partners. We also strive to provide a competitive level of total compensation to all of our employee-partners, including the executive officers, that attracts and retains talented and experienced individuals and that motivates them to contribute to Cintas' short-term and long-term success.
Our incentive compensation program is designed to reward both individual and team performance, measured by overall Cintas results and individual achievement. The Management Incentive Plan for fiscal 2018 applies to all of our executive officers. The incentive compensation arrangement for our Chairman and CEO, Mr. Scott D. Farmer, was generally based on Cintas' earnings per share (EPS), growth in sales and other performance goals selected by the Compensation Committee. The incentive compensation arrangement for our former President and Chief Operating Officer, Mr. J. Phillip Holloman, was generally based on Cintas' EPS, growth in sales for operations within his responsibility, growth in net income for operations within his responsibility and the accomplishment of certain individual goals. The incentive compensation arrangements for our Executive Vice President - Finance and Chief Financial Officer (CFO), Mr. J. Michael Hansen, our

Senior Vice President, Secretary and General Counsel, Mr. Thomas E. Frooman and our Vice President and Treasurer, Mr. Paul F. Adler were generally based on Cintas' EPS and achievement of certain individual goals.
Compensation Decision-Making Process
The Compensation Committee determines the compensation for the executive officers based on recommendations made by management as discussed below. Annually, the Compensation Committee reviews a market analysis of executive compensation plans. The analysis looks at published general industry survey data by revenue size. The Compensation Committee evaluates base salary, annual cash incentives, long-term compensation and other compensation. Our analysis shows that our named executive officers' target compensation is competitive with the total compensation of comparable named executive officers in our market analysis.
Based on the market analysis and individual performance, the Secretary and General Counsel makes a recommendation to the Compensation Committee on the CEO's base salary and annual cash incentive target for the upcoming fiscal year. The CEO makes a recommendation to the Compensation Committee for the base salaries and annual cash incentive targets for the upcoming fiscal year for other executive officers.
In October 2017, and at various meetings held during the remainder of fiscal 2018, the Board reviewed the results of our 2017 "say-on-pay" vote, in which over 99% of the votes cast approved of our named executive officers' compensation. In addition, after taking into consideration the strong support for our executive compensation program reflected in the 2017 say-on-pay results, the Compensation Committee decided to generally continue to apply the same philosophy, compensation objectives and governing principles as it used for fiscal 2017 when making subsequent decisions regarding named executive officer compensation. The Compensation Committee believes the voting results again demonstrate significant support for our named executive officer pay program and did not make any changes to the fiscal 2018 program specifically in response to the 2017 say-on-pay results. The Compensation Committee has, however, continued to monitor the voting policies of our institutional shareholders and their advisors since last year as well as review the overall program to ensure it achieves the designed goal as set forth in "Compensation Philosophy and Objectives" and will continue to take those voting policies and the effectiveness of the program into account when considering changes to our executive compensation program.
Key Elements of Compensation
The table below summarizes the key fiscal 2018 compensation program elements for our named executive officers:

Element	Form of Compensation	Purpose
Base Salaries	Cash	Provides competitive, fixed compensation to attract and retain exceptional executive talent
Annual Cash Incentives	Cash	Provides a variable financial incentive to achieve corporate and individual operating goals
Long-Term Equity Incentives	Non-qualified stock options, restricted stock units and/or restricted stock
Encourages, under the terms of Cintas' equity plan, named executive officers to build and maintain a long-term equity ownership position in Cintas so that their interests are aligned with our shareholders

Health, Retirement and Other Benefits
Eligibility to participate in benefit plans generally available to our employee-partners, including Partners' Plan contributions (described below), health, life insurance and disability plans, our Deferred Compensation Plan (described below), and certain perquisites
Benefit plans are part of a broad-based employee benefits program. The deferred compensation plan and perquisites provide competitive benefits to our named executive officers
Discretionary Bonuses	Cash	Provides rewards for exceptional outcomes and successes in extraordinary business situations

We believe that each element of our compensation program plays a substantial role in maximizing long-term value for our shareholders and employee-partners because of the significant emphasis on pay-for-performance principles. Generally, a substantial portion of a named executive officer's total compensation is based on Cintas' results and the attainment of individual goals. As a result, Cintas' performance has a significant effect on the amount of compensation realized by the executive officers.
Each of these elements of pay is described and analyzed in more detail below.
Base Salaries
The Compensation Committee annually reviews the base salaries of our executive officers. The Compensation Committee also reviews an executive officer's base salary whenever there is a change in that executive officer's job responsibilities.
The factors that influence base salary decisions are level and scope of responsibility, salary offered by comparably sized companies, overall performance of the individual and overall performance of Cintas.
The following are the fiscal 2018 base salaries that were approved by the Compensation Committee for our named executive officers:

Officer	Fiscal 2018 Base Salary ($)	% Increase Over the Prior Year
Scott D. Farmer	1,200,000	16.5%
J. Michael Hansen	500,000	25.0%
J. Phillip Holloman	683,184	3.0%
Thomas E. Frooman	535,118	4.0%
Paul F. Adler	280,000	6.7%
The increase over the prior year base salary for Mr. S. D. Farmer and Mr. Hansen reflects a market adjustment for their position and experience compared to similar positions in the market for companies with revenue between $6 billion and $10 billion. The increase over the prior year base salary for Mr. Adler reflects an adjustment as a result of his performance and increased responsibilities.
Annual Cash Incentives
The Compensation Committee strongly believes that variable annual cash incentives provide a direct financial incentive for executive officers to achieve corporate and individual operating goals. At the beginning of each fiscal year, the Compensation Committee establishes an annual cash incentive target for each participating named executive officer based on certain financial and non-financial goals.
The performance components and targets were derived from the operating plans for Cintas for fiscal 2018 and represent goals for that year that the Compensation Committee believed would be challenging for Cintas, yet achievable if senior and operating management met or surpassed their business unit goals and objectives.
The Compensation Committee anticipates that similar performance components and targets will be utilized in fiscal 2019 because these objectives are important, and Cintas continues to make progress on these objectives. However, the Compensation Committee reserves the right to determine on an ongoing basis the performance components and targets it will use in developing the performance-based portion of the named executive officers' compensation.
For fiscal 2018, the Compensation Committee approved a total compensation plan for Mr. S. D. Farmer. The aggregate amount of Mr. S. D. Farmer's annual cash incentive for fiscal 2018 is comprised of the financial objectives of fiscal 2018 Cintas EPS, fiscal 2018 sales growth and certain non-financial goals. The EPS and sales growth goals were established with reference to the operating plans for Cintas for fiscal 2018. The EPS goals for all participants were identical. The percentage of the target annual cash incentive related to the fiscal 2018 Cintas EPS, the growth of fiscal 2018 sales and the non-financial goals relating to safety, employee diversity, software implementation, acquisition integration and growth metrics were 41.75%, 41.75% and 16.5%, respectively. The Management Incentive Plan provided that if Cintas met the targeted EPS, sales growth and the other non-financial goals, Mr. S. D. Farmer would receive a target annual cash incentive of $1,200,000. Based upon the overall achievement of these objectives, Mr. S. D. Farmer could earn from 0% to a maximum of 184% of the target annual cash incentive (reflecting up to 200% of the portion of the award related to EPS and sales growth and up to 100% of the portion of the award related to other non-financial goals).
Mr. S. D. Farmer's annual cash incentive target for fiscal 2018 increased 79.2% over the prior year due to a market adjustment for his position and experience compared to similar positions in the market for companies with revenue between $6 billion and $10 billion.
Under the Management Incentive Plan, annual cash incentive calculations for achievement of financial goals are based on actual results, subject to adjustment at the discretion of the Compensation Committee to exclude extraordinary items that are not operational, such as accounting principle changes or revenue from an acquisition that was not in the business plan.
The annual cash incentive payout percentage multiplier for each component of Mr. S. D. Farmer's target annual cash incentive is provided in the following tables (for each participating named executive officer, annual cash incentive payouts are interpolated on a straight-line basis for achievement between the levels of achievement established for the financial components of the annual cash incentives):

EPS Component Level of Achievement	EPS Goals	Annual Cash Incentive Payout
Below Threshold	<$4.96	0%
Threshold	$4.96	25%
Target	$5.24	100%
Maximum	$5.59	200%

Sales Growth Component Level of Achievement	Sales Growth Goals (% Growth Over Fiscal 2017)	Annual Cash Incentive Payout
Below Threshold	<17.96%	0%
Threshold	17.96%	25%
Target	19.46%	100%
Maximum	22.46%	200%

Individual Performance Component Level of Achievement	Annual Cash Incentive Payout
Does Not Meet Goals	0%
Meets Most Goals	50%
Meets Goals	100%
The Grants of Plan-Based Awards for Fiscal 2018 table outlines estimated possible payouts under this non-equity incentive plan award. Based on Cintas' EPS and sales growth for fiscal 2018, Mr. S. D. Farmer received an annual cash incentive award of $1,870,400. The fiscal 2018 Cintas EPS used in the incentive plan calculations was $5.59. This EPS figure is the "Maximum" that could have been achieved, so it differs from the Company's reported diluted EPS from continuing operations which was higher than the "Maximum." Sales growth on Cintas' continuing operations for fiscal 2018 was 21.66%. Mr. S. D. Farmer received $198,000 based on the performance of the non-financial goals outlined above. His individual performance level was "Meets Goals." Mr. S. D. Farmer's total fiscal 2018 annual cash incentive award was $2,068,400.
For fiscal 2018, the Compensation Committee approved a total compensation plan for Mr. Holloman. The aggregate amount of Mr. Holloman's annual cash incentive for fiscal 2018 is comprised of the financial objectives of fiscal 2018 Cintas EPS, fiscal 2018 sales growth for operations within his responsibility, fiscal 2018 income for operations within his responsibility and the accomplishment of certain non-financial goals.

The sales growth and income goals were established with reference to the operating plans for operations within Mr. Holloman's responsibility for fiscal 2018. The percentage of the target annual cash incentive related to fiscal 2018 Cintas EPS, the fiscal 2018 growth of sales for operations within his responsibility, the fiscal 2018 income for operations within Mr. Holloman's responsibility and the non-financial goals relating to safety, employee diversity, cross selling and acquisition integration are 34%, 34%, 17% and 15%, respectively. The Management Incentive Plan provided that if Cintas met the targeted EPS as well as sales growth and income for operations within his responsibility and the other non-financial goals, Mr. Holloman would receive a target annual cash incentive of $724,176. Based upon the overall achievement of these objectives, Mr. Holloman could earn from 0% to a maximum of 185% of the target annual cash incentive (reflecting up to 200% of the portion of the award related to EPS, sales growth and income, and up to 100% of the portion of the award related to other non-financial goals).
Mr. Holloman's annual cash incentive target for fiscal 2018 increased 81.3% over the prior year due to a market adjustment for his position and experience compared to similar positions in the market for companies with revenue between $6 billion and $10 billion.
The annual cash incentive payout percentage multiplier for each financial component of Mr. Holloman's target annual cash incentive is provided in the following tables:

EPS Component Level of Achievement	EPS Goals	Annual Cash Incentive Payout
Below Threshold	<$4.96	0%
Threshold	$4.96	50%
Target	$5.24	100%
Maximum	$5.59	200%

Sales Growth Component Level of Achievement	Sales Growth Goals (% Growth Over Fiscal 2017)	Annual Cash Incentive Payout
Below Threshold	<7.75%	0%
Threshold	7.75%	50%
Target	9.25%	100%
Maximum	12.25%	200%

Income Component Level of Achievement	Income Goals (as a % of Revenue)	Annual Cash Incentive Payout
Below Threshold	<12.61%	0%
Threshold	12.61%	50%
Target	13.11%	100%
Maximum	15.11%	200%

Individual Performance Component Level of Achievement	Annual Cash Incentive Payout
Does Not Meet Goals	0%
Meets Most Goals	50%
Meets Goals	100%
The Grants of Plan-Based Awards for Fiscal 2018 table outlines estimated possible payouts under this non-equity incentive plan award. Based on fiscal 2018 Cintas EPS, fiscal 2018 sales growth for operations within his responsibility and income for operations within his responsibility, Mr. Holloman received an annual cash incentive award of $931,735 for these components. Mr. Holloman also received $108,627 based on the performance of the non-financial goals outlined above. His individual performance level was "Meets Goals." Mr. Holloman's total fiscal 2018 annual cash incentive award was $1,040,362.
For fiscal 2018, the Compensation Committee approved total compensation plans for Mr. Hansen, Mr. Frooman and Mr. Adler. The aggregate amount of annual cash incentive for fiscal 2018 for Mr. Hansen, Mr. Frooman and Mr. Adler is comprised of the sum of that named executive officer's incentive for the fiscal 2018 Cintas EPS component and the individual performance component (consisting of a subjective performance evaluation rather than performance against specified individual performance goals). Based upon overall performance, the eligible named executive officers could earn from 0% to a maximum of 200% of the annual cash incentive target.
The following table sets forth the annual cash incentive targets and performance criteria that were reviewed and approved by the Compensation Committee:

Name	Annual Cash Incentive Target ($)	EPS Component	Individual Performance Component
J. Michael Hansen	212,000	50%	50%
Thomas E. Frooman	251,220	50%	50%
Paul F. Adler	79,500	50%	50%
Mr. Hansen's annual cash incentive target for fiscal 2018 increased 33.3% over the prior year due to a market adjustment for his position and experience compared to similar positions in the market for companies with revenue between $6 billion and $10 billion.
The annual cash incentive payout percentage multiplier for each component is provided in the following tables:

EPS Component Level of Achievement	EPS Goals	Annual Cash Incentive Payout (1)
Below Threshold	<$4.96	0%
Threshold	$4.96	50%
Target	$5.24	100%
Maximum	$5.59	200%

Individual Performance Component Level of Achievement	Annual Cash Incentive Payout (1)
Does Not Meet Goals	0%
Meets Most Goals	50%
Meets Goals	100%
Exceeds Goals	150%
Outstanding Achievement	200%
__________
(1) Annual cash incentive payouts for Mr. Hansen, Mr. Frooman and Mr. Adler are interpolated on a straight-line basis for achievement between the levels of achievement for both the financial components and the non-financial components of the annual cash incentives.
The Grants of Plan-Based Awards for Fiscal 2018 table outlines estimated possible payouts under these non-equity incentive plan awards. As presented to and approved by the Compensation Committee, the actual annual cash incentive payments earned for fiscal 2018 as reflected in the Fiscal 2018 Summary Compensation Table are as follows: Mr. Hansen earned a fiscal 2018 annual cash incentive award of $424,000. Mr. Hansen's individual performance level was "Outstanding Achievement," and fiscal 2018 Cintas'

EPS was "Maximum." Mr. Frooman earned a fiscal 2018 annual cash incentive award of $471,038. His individual performance level was between "Exceeds Goals" and "Outstanding Achievement," and fiscal 2018 Cintas' EPS was "Maximum." Mr. Adler earned a fiscal 2018 annual cash incentive award of $139,125. His individual performance level was "Exceeds Goals" and fiscal 2018 Cintas' EPS was "Maximum."
Long-Term Equity Incentives
Long-term equity incentive compensation is comprised of opportunities to earn non-qualified stock options, restricted stock units and/or restricted stock. With respect to the participating named executive officers, these awards are made pursuant to the criteria outlined in the Management Incentive Plan. The purpose of such awards is to incentivize named executive officers to profitably grow Cintas' long-term business objectives and encourage named executive officers to build and maintain a long-term equity ownership position in Cintas so that their interests are aligned with those of our shareholders.
The amount of equity awards eligible for Mr. S. D. Farmer is based on a target level of Cintas' fiscal 2018 EPS and a target level of Cintas' fiscal 2018 sales growth. After the award was calculated by the Compensation Committee, the form of grant for fiscal 2018 was chosen to be restricted stock for Mr. S. D. Farmer.
The amount of equity awards eligible for Mr. Holloman is based on a target level of Cintas' fiscal 2018 EPS and sales growth and income for operations within his responsibility. After the award was calculated by the Compensation Committee, the form of grant for fiscal 2018 was chosen to be restricted stock for Mr. Holloman.
The amount of equity awards eligible for Mr. Hansen, Mr. Frooman and Mr. Adler is based on a target level of Cintas' fiscal 2018 EPS and individual achievement. Mr. Hansen, Mr. Frooman and Mr. Adler receive 75% of their award paid in stock options and 25% of their award paid in restricted stock as determined by the Compensation Committee.
The following information provides more detail with respect to the award percentage multiplier tied to each milestone level of achievement.
The EPS component for all named executive officers was considered by the Compensation Committee on the following basis:

EPS Component Level of Achievement	EPS Goals	Equity Award %
Below Threshold	<$4.96	0%
Threshold	$4.96	50%
Target	$5.24	100%
Maximum	$5.59	200%
The sales growth component for Mr. S. D. Farmer was considered by the Compensation Committee on the following basis:

Sales Growth Component Level of Achievement	Sales Growth Goals (% Growth Over Fiscal 2017)	Equity Award %
Below Threshold	<17.96%	0%
Threshold	17.96%	50%
Target	19.46%	100%
Maximum	22.46%	200%
Both the sales growth and income components for Mr. Holloman were considered by the Compensation Committee on a basis identical to the tables shown previously under the Annual Cash Incentives section.
The individual achievement components for Mr. Hansen, Mr. Frooman and Mr. Adler were considered by the Compensation Committee on a basis identical to the tables shown previously under the Annual Cash Incentives section.

The factors that influence the determination of equity grant targets include level of responsibility, market compensation analysis and overall performance of the individual. The Compensation Committee reviewed and approved the targets at the beginning of the fiscal year, and the award was granted based upon that named executive officer's performance compared to the targets.
On July 24, 2018, Mr. Hansen, Mr. Frooman and Mr. Adler were awarded 24,967, 22,073 and 6,780 non-qualified stock options, respectively, under the 2016 Equity and Incentive Compensation Plan (the 2016 Plan) based on Cintas' fiscal 2018 EPS and their individual performance level, as outlined under the Annual Cash Incentives section. Regarding Mr. S. D. Farmer's and Mr. Holloman's awards, with consideration that Mr. S. D. Farmer and Mr. Holloman are over the age of 55, the Compensation Committee determined to award Mr. S. D. Farmer and Mr. Holloman time-based restricted stock.
On July 30, 2018, Mr. S. D. Farmer and Mr. Holloman were awarded 84,250 and 28,186 shares of restricted stock, respectively, under the 2016 Plan based on Cintas fiscal 2018 EPS and other financial metrics, as outlined under the Annual Cash Incentives section. These shares were awarded as Mr. S. D. Farmer's and Mr. Holloman's long-term equity awards. On July 24, 2018, Mr. Hansen, Mr. Frooman and Mr. Adler were also awarded 8,323, 9,015 and 2,260 shares of restricted stock, respectively, under the 2016 Plan based on Cintas' fiscal 2018 EPS and their individual performance level, as outlined under the Annual Cash Incentives section.
In addition, during fiscal 2018, Mr. Hansen and Mr. Frooman were awarded non-qualified stock options and shares of restricted stock under the 2016 Plan due to their involvement and performance as it related to the execution of the fiscal 2017 acquisition of G&K. On July 25, 2017, Mr. Hansen and Mr. Frooman were awarded 12,306 and 8,098 non-qualified stock options and 4,103 and 3,351 shares of restricted stock, respectively. To determine the non-qualified stock options and shares of restricted stock that were awarded, the Compensation Committee considered the extra effort, time commitment and individual expertise that was required of Mr. Hansen and Mr. Frooman to successfully close the transaction, which led to additional revenues and profits for the Company,
In accordance with the 2016 Plan, stock option awards have an exercise price equal to the closing stock price on the date of the award. As a result, stock options awarded to the named executive officers increase in value only if the market price of the common stock increases. Stock options vest at a rate of 33% per year, beginning on the third anniversary of the date of grant and ending on the fifth anniversary of the date of grant. Restricted stock for named executive officers generally vests three years from the date of grant.
Health, Retirement and Other Benefits
Cintas' benefits program includes retirement plans and group insurance plans. The objective of our group insurance plans is to provide our executive officers with reasonable and competitive levels of protection from events which could interrupt the executive officer's employment and/or income received as an active employee.
The retirement plans offered to executive officers include Cintas' Partners' Plan and the Deferred Compensation Plan. The Partners' Plan is a noncontributory employee stock ownership plan and profit sharing plan with a 401(k) savings feature which covers substantially all employee-partners. The Deferred Compensation Plan is discussed in more detail in the Nonqualified Deferred Compensation for Fiscal 2018 table of this proxy statement, and its accompanying narrative and footnotes.
Executive perquisites are kept by the Compensation Committee to a minimal level and do not play a significant role in executive compensation. These benefits and their incremental cost to Cintas are described in the Fiscal 2018 Summary Compensation Table and its footnotes. The Compensation Committee believes these perquisites to be reasonable, comparable with peer companies and consistent with Cintas' overall compensation practices.
Discretionary Bonuses
At the discretion of the Compensation Committee, bonuses can be paid outside the Management Incentive Plan, typically to reward exceptional outcomes and successes in extraordinary business situations. In fiscal 2018, as a result of their significant involvement and success with the fiscal 2017 acquisition of G&K, Mr. Hansen and Mr. Frooman each received a discretionary cash bonus of $132,500. The Compensation Committee arrived at $132,500 by considering the extra effort, time commitment and individual expertise that was required of Mr. Hansen and Mr. Frooman to successfully close the transaction, which led to additional revenues and profits for the Company.
Stock Ownership Guidelines
The Compensation Committee believes that Cintas' named executive officers should own particular amounts of shares of stock to align their long-term objective of managing Cintas with the interests of Cintas' shareholders. The Compensation Committee has adopted a stock ownership requirement for the named executive officers. Each named executive officer is required to maintain a minimum equity stake in Cintas stock based on his job position.
The following table shows the stock ownership requirements for the named executive officers:

Officer	Minimum Ownership Requirement (Multiple of Base Salary)
Chief Executive Officer	6x
Chief Financial Officer	3x
President and Chief Operating Officer	3x
Senior Vice President, Secretary, and General Counsel	3x
Vice President and Treasurer	2x
The guidelines are assessed annually and are determined based on the current market practice and utilizing the respective named executive officer's base salary and closing stock price on the last day of the fiscal year. The named executive officers are notified about their ownership requirements annually. All newly hired or promoted named executive officers will have seven years from the time of hiring or promotion to achieve the minimum ownership requirement. Currently, all named executive officers are in (or, in the case of Mr. Holloman, were in) compliance with their ownership requirements.
For purposes of these requirements, stock ownership includes: (i) stock held outright by the named executive officer (or his spouse or dependents); (ii) stock held beneficially through the Cintas Partners' Plan; (iii) stock held in an individual brokerage account; (iv) stock granted to the named executive officer but not yet vested (i.e., restricted stock or restricted stock units); and (v) stock obtained through stock option exercise. Failure to meet or to show sustained progress toward meeting the ownership requirements may result in a reduction in future annual and/or long-term cash incentive payouts in the form of stock. Exceptions to these stock ownership requirements may be made at the discretion of the Compensation Committee if compliance would create a severe hardship.
Anti-Hedging Policy
Pursuant to our Insider Trading Policy, we have prohibited our officers from purchasing any financial instrument or engaging in any other transaction, such as a zero-cost collar or a forward sale contract, that is designed to hedge or offset any decrease in the market value of Cintas securities. Our Insider Trading Policy also prohibits our officers from participating in short sales of Cintas securities and from participating in a transaction involving options, such as puts, calls or other derivative securities, involving Cintas securities, unless approved in advance by our Chief Executive Officer in connection with a planned retirement from Cintas. Currently, all named executive officers are in compliance with this anti-hedging policy.
Change in Control Agreements
Cintas has no policy regarding change in control agreements. For a further discussion on this topic, please see the section titled "Potential Payments Upon Termination, Retirement or Change of Control" of this proxy statement.
Tax Deductibility of Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits federal income tax deductibility to $1 million for certain compensation paid to certain of our executive officers (and, beginning in 2018, certain former executive officers). Historically, compensation that qualified as “performance-based compensation” could be excluded from this $1 million limit. This exception has now been repealed, effective for taxable years beginning after December 31, 2017, except for certain compensation arrangements in place as of November 2, 2017 for which transition relief is available. We have from time to time structured certain elements of executive compensation to be potentially tax deductible under Section 162(m) as in effect prior to 2018, including where we believed it was in Cintas’ best interests and the best interests of shareholders. However, this tax deductibility was only one of several relevant considerations in setting compensation. We continue to evaluate the impact of the recent revisions to Section 162(m) of the Internal Revenue Code for their potential impact on Cintas. Regardless of that impact, however, we will continue to design and maintain executive compensation arrangements that we believe will attract and retain the executive talent that we need to compete successfully, even if in certain cases such compensation is not deductible for federal income tax purposes. In addition, because of the uncertainties associated with the application and interpretation of Section 162(m) and its related regulations, there can be no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.
Recovery of Prior Awards
The Compensation Committee has adopted a claw-back policy, which provides that in the event of an accounting restatement due to material noncompliance with financial reporting requirements under the U.S. federal securities laws, the Compensation Committee has the right to use reasonable efforts to recover from any of our current or former officers who received incentive based compensation (including annual cash incentives, non-qualified stock options or restricted stock) during the three-year period preceding the date on which Cintas is required to prepare an accounting restatement, any excess incentive based compensation awarded as a result of the misstatement. This policy applies to incentive based compensation granted after June 1, 2011. This claw-back policy is intended to be interpreted (or in future years revised) in a manner consistent with any applicable rules or regulations adopted by the SEC or NASDAQ as contemplated by Section 10D of the Securities Exchange Act of 1934 and any other applicable law and shall otherwise be interpreted in the best business judgment of the Compensation Committee.

FISCAL 2018 SUMMARY
COMPENSATION TABLE
The following table provides information regarding the compensation of our Chief Executive Officer, Chief Financial Officer, and our other most highly compensated executive officers during fiscal 2018. These individuals are collectively referred to as our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Scott D. Farmer	2018	1,200,000	—	5,965,919	—	2,068,400	544,050	9,778,369
Chairman of the Board and	2017	1,030,000	—	6,037,004	—	1,037,725	445,892	8,550,621
Chief Executive Officer	2016	1,000,000	—	5,171,886	—	1,034,526	280,362	7,486,774
J. Michael Hansen	2018	500,000	132,500	1,117,379	574,655	424,000	70,176	2,818,710
Executive Vice President -	2017	400,000	—	528,721	329,677	275,600	57,688	1,591,686
Finance and Chief Financial Officer	2016	360,000	—	452,980	315,800	229,336	43,203	1,401,319
J. Phillip Holloman	2018	683,184	—	2,479,253	—	1,040,362	182,246	4,385,045
Former President and	2017	663,285	—	2,508,902	—	342,244	165,090	3,679,521
Chief Operating Officer	2016	643,966	—	2,149,422	—	603,065	113,297	3,509,750
Thomas E. Frooman	2018	535,118	132,500	1,100,278	460,623	471,038	82,149	2,781,706
Senior Vice President,	2017	514,537	—	656,336	329,677	358,397	70,595	1,929,542
Secretary and General Counsel	2016	499,550	—	568,902	315,800	373,473	56,411	1,814,136
Paul F. Adler	2018	280,000	—	171,897	89,807	139,125	38,105	718,934
Vice President and	2017	262,500	—	174,020	108,508	125,398	32,837	703,263
Treasurer	2016	250,000	—	149,106	103,930	109,696	40,329	653,061
___________

(1)
During fiscal 2018, Mr. Hansen and Mr. Frooman were paid a discretionary cash bonus due to their success and significant involvement with the fiscal 2017 acquisition of G&K Services, Inc. A discretionary cash bonus is a cash payment made outside of the Management Incentive Plan and determined at the discretion of the Compensation Committee.

(2)
The amounts reported for restricted stock, restricted stock units and stock options are the aggregate grant date fair values of awards granted during the fiscal year calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC 718). For more information on the assumptions used for these awards, see Note 12 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended May 31, 2018. Amounts disclosed represent the probable outcome of the applicable performance conditions, if applicable. In the event that the highest level of performance was achieved for these awards, the amounts would be as follows: $11,931,838 for Mr. S. D. Farmer, $1,686,832 for Mr. Hansen, $4,958,506 for Mr. Holloman, $1,826,164 for Mr. Frooman and $523,408 for Mr. Adler.

(3)	Reflects the annual cash incentive awards earned by the named executive officers under the Management Incentive Plan discussed in further detail beginning on page 14.

(4)
All other compensation for fiscal 2018 includes reimbursements for auto allowances, executive medical programs, Cintas Partner's Plan contributions and restricted stock dividends. Cintas Partners' Plan contributions were as follows: $11,161 for Mr. S. D. Farmer, $10,964 for Mr. Hansen, $10,964 for Mr. Holloman, $10,899 for Mr. Frooman and $10,938 for Mr. Adler. Restricted stock dividends were as follows: $495,519 for Mr. S. D. Farmer, $53,053 for Mr. Hansen, $155,779 for Mr. Holloman, $56,540 for Mr. Frooman and $10,585 for Mr. Adler. All other compensation for fiscal 2018 also includes financial planning fees for Mr. S. D. Farmer.

GRANTS OF PLAN-BASED
AWARDS FOR FISCAL 2018
The following table sets forth certain information regarding all grants of plan-based awards made to the named executive officers during fiscal 2018:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under-lying Options (#)	Exercise or Base Price of Option Awards(7) ($/sh)	Grant Date Fair Value of Stock and Option Awards(8) ($)
Name	Grant Date	Thresh-old ($)	Target ($)	Maxi-mum ($)	Thresh-old (#)	Target (#)	Maxi-mum (#)
Scott D.	8/15/2017	0	1,200,000	2,202,000
Farmer(1)	8/15/2017(4)				0	44,806	89,612				5,965,919
J. Michael	7/25/2017								12,306	137.30	285,276
Hansen(2)	7/25/2017							4,103			563,342
	8/15/2017	0	212000	424,000
	8/15/2017(5)				0	12,483	24,966			133.15	289,379
	8/15/2017(6)				0	4,161	8,322				554,037
J. Phillip	8/15/2017	0	724,176	1,339,725
Holloman(3)	8/15/2017(4)				0	18,620	37,240				2,479,253
Thomas E.	7/25/2017								8,098	137.30	187727
Frooman(2)	7/25/2017							3,351			460,092
	8/15/2017	0	251220	502,440
	8/15/2017(5)				0	11,772	23,544			133.15	272,897
	8/15/2017(6)				0	4,808	9,616				640,185
Paul F.	8/15/2017	0	79,500	159,000
Adler(2)	8/15/2017(5)				0	3,874	7,748			133.15	89,807
	8/15/2017(6)				0	1,291	2,582				171,897
___________

(1)
Mr. S. D. Farmer is eligible for an annual cash incentive and a long-term equity incentive award based on the achievement of targeted fiscal 2018 Cintas EPS and sales growth. Mr. S. D. Farmer is also eligible for an annual cash incentive based on the accomplishment of non-financial goals outlined by the Compensation Committee. If Cintas meets the targeted EPS and targeted sales growth and Mr. S. D. Farmer achieves his non-financial goals, Mr. S. D. Farmer will receive the targeted amount for the annual cash incentive. The portion of the annual cash incentive related to EPS and sales growth can decrease to 0% or increase up to 200%. The portion of the annual cash incentive related to the non-financial performance goals can decrease to 0% but not exceed the targeted amount, depending on the extent to which these goals are achieved. Restricted stock is granted pursuant to the terms and conditions of the 2016 Plan based on achievement against fiscal 2018 EPS and sales growth goals.

(2)
Mr. Hansen, Mr. Frooman and Mr. Adler are eligible for an annual cash incentive and a long-term equity incentive award based on the achievement of targeted fiscal 2018 Cintas EPS and individual goals linked to the named executive officer's individual area of responsibility. If Cintas meets the targeted EPS and the named executive officer achieves his individual goals, he will receive the targeted amount. This amount can decrease to 0% or increase up to 200% of the target depending on the extent to which EPS and individual goals are achieved. If the goals up to a certain level are not met, no incentive will be paid. Restricted stock and non-qualified stock options are granted pursuant to the terms and conditions of the 2016 Plan.

In addition, as discussed above, on July 25, 2017, Mr. Hansen and Mr. Frooman were awarded 12,306 and 8,098 non-qualified stock options and 4,103 and 3,351 shares of restricted stock, respectively, under the 2016 Plan due to their involvement and performance as it related to the execution of the fiscal 2017 G&K Services, Inc. acquisition. These stock options generally vest at a rate of 33% per year, beginning on the third anniversary of the date of grant and ending on the fifth anniversary of the date of grant. The exercise price for these stock options is equal to the closing stock price on the date of grant. These shares of restricted stock generally vest three years from the date of grant.

(3)
Mr. Holloman is eligible for an annual cash incentive and a long-term equity incentive award based on the achievement of targeted fiscal 2018 Cintas EPS and sales growth and income for operations within his responsibility. Mr. Holloman is also eligible for an annual cash incentive based on the accomplishment of non-financial goals outlined by the Compensation Committee. If Cintas meets the targeted EPS and targeted sales growth and income for operations within his responsibility and Mr. Holloman achieves his non-financial goals, Mr. Holloman will receive the targeted amount for the annual cash incentive. The portion of the annual cash incentive related to EPS, sales growth and income can decrease to 0% or increase up to 200%. The portion of the annual cash incentive related to the non-financial performance goals can decrease to 0% but not exceed the targeted amount, depending on the extent to which these goals are achieved. Restricted stock is granted pursuant to the terms and conditions of the 2016 Plan based on achievement against goals related to fiscal 2018 EPS and sales growth and income for operations within Mr. Holloman's responsibility.

(4)
With consideration that Mr. S. D. Farmer and Mr. Holloman are over the age of 55, the Compensation Committee determined that both Mr. S. D. Farmer's and Mr. Holloman's awards would be settled in restricted stock. Restricted stock generally vests after three years from the date of the grant and is settled in shares.

(5)
Stock option portion of the fiscal 2018 equity opportunity. Stock options generally vest at a rate of 33% per year, beginning on the third anniversary of the date of grant and ending on the fifth anniversary of the date of grant.

(6)	Restricted stock portion of the fiscal 2018 equity opportunity, actual grants under which will vest three years from the date of actual grant.

(7)	The exercise price of the option is equal to the closing stock price on the date of actual grant.

(8)
Amounts shown in this column represent the grant date fair value of stock and option awards calculated in accordance with ASC 718. The fair value of stock awards was determined by using the stock price on the date of the grant. The fair value of option awards was determined using the Black-Scholes model.

OUTSTANDING EQUITY AWARDS
AT FISCAL 2018 YEAR-END
The following table provides information regarding unexercised stock options and unvested stock awards held by our named executive officers as of May 31, 2018:

	Option Awards(1)					Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Scott D. Farmer	7/26/2010	20,589	—	26.23	7/26/2020
	7/21/2011	94,467	—	34.18	7/21/2021
	7/23/2012	136,093	—	37.57	7/23/2022
	7/29/2013	48,948	24,474	46.91	7/29/2023
						390,126	71,100,464
J. Michael Hansen	7/22/2010	1,169	—	25.88	7/22/2020
	7/30/2010	3,000	—	26.46	7/30/2020
	7/21/2011	5,650	—	34.18	7/21/2021
	7/18/2012	9,625	—	37.91	7/18/2022
	7/17/2013	4,378	2,191	47.22	7/17/2023
	7/17/2014	3,666	7,334	63.45	7/17/2024
	1/30/2015	5,333	10,667	78.70	1/30/2025
	7/20/2015	—	15,750	86.10	7/20/2025
	7/26/2016	—	26,370	108.39	7/26/2026
	10/13/2016	—	7,478	109.33	10/13/2026
	7/25/2017	—	25,596	137.30	7/25/2027
	7/25/2017	—	12,306	137.30	7/25/2027
	7/24/2018	—	24,967	206.99	7/24/2028
						35,572	6,482,997
J. Phillip Holloman						124,346	22,662,059
Thomas E. Frooman	7/18/2012	26,975	—	37.91	7/18/2022
	7/17/2013	13,218	6,610	47.22	7/17/2023
	7/17/2014	9,683	19,367	63.45	7/17/2024
	7/20/2015	—	29,050	86.10	7/20/2025
	7/26/2016	—	24,450	108.39	7/26/2026
	7/25/2017	—	21,904	137.30	7/25/2027
	7/25/2017	—	8,098	137.30	7/25/2027
	7/24/2018	—	22,073	206.99	7/24/2028
						43,916	8,003,691
Paul F. Adler	7/18/2012	2,800	—	37.91	7/18/2022
	7/17/2013	1,462	732	47.22	7/17/2023
	7/17/2014	1,000	2,000	63.45	7/17/2024
	6/26/2015	—	4,902	85.41	6/26/2025
	7/20/2015	—	3,000	86.10	7/20/2025
	7/26/2016	—	8,047	108.39	7/26/2026
	7/25/2017	—	8,424	137.30	7/25/2027
	7/24/2018	—	6,780	206.99	7/24/2028
						8,794	1,602,707
___________

(1)	Stock options have a 10-year term and generally vest at a rate of 33% per year, beginning on the third anniversary of the date of grant and ending on the fifth anniversary of the date of grant.

(2)
Restricted stock and restricted stock unit awards generally vest three years from the date of grant. The following table indicates the dates when the shares of restricted stock or restricted stock units held by each named executive officer vest and are no longer subject to forfeiture:

Vesting Date	Scott D. Farmer	J. Michael Hansen	J. Phillip Holloman	Thomas E. Frooman	Paul F. Adler
6/26/2018	—	—	—	—	293
7/20/2018	—	5,308	—	12,250	750
8/4/2018	102,875	—	34,976	—	—
7/26/2019	—	8,790	—	10,236	2,683
8/1/2019	105,124	—	42,282	—	—
10/13/2019	—	515	—	—	—
7/25/2020	—	12,636	—	12,415	2,808
8/7/2020	97,877	—	18,902	—	—
7/24/2021	—	8,323	—	9,015	2,260
7/30/2021	84,250	—	28,186	—	—

OPTION EXERCISES AND STOCK
VESTED FOR FISCAL 2018
The following table lists the number of shares acquired and the value realized as a result of option exercises by the named executive officers in fiscal 2018 and the value of any restricted stock awards that vested in fiscal 2018:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Scott D. Farmer	1,500	149,535	78,665	10,667,761
J. Michael Hansen	—	—	9,100	1,366,294
J. Phillip Holloman	25,000	3,208,750	31,436	3,966,909
Thomas E. Frooman	20,100	2,847,972	12,250	1,545,828
Paul F. Adler	—	—	750	94,643
___________

(1)	Calculated by multiplying the difference between the closing price of Cintas common stock at the time of the exercise and the exercise price times the number of shares.

(2)	Calculated by multiplying the closing price on the date of vesting times the number of shares.

NONQUALIFIED DEFERRED
COMPENSATION FOR FISCAL 2018
Our named executive officers are eligible to participate in a Deferred Compensation Plan. This Deferred Compensation Plan permits a group of highly compensated employee-partners of Cintas to defer the receipt of current year compensation which they have earned during the year. This Deferred Compensation Plan is intended to assist Cintas in the retaining and attracting of individuals of exceptional ability.
Our named executive officers may elect to defer up to 75% of their base salary and up to 90% of their earned annual cash incentive awards. Amounts deferred are credited to the named executive officer's account under the Deferred Compensation Plan and are fully vested.
Future payments are distributed in a lump sum or in annual installments, based on the choice of the named executive officer. If the form of payment selected provides for subsequent payments, subsequent payments will be made on the anniversary of the initial payment. All amounts are payable in a lump sum if the named executive officer terminates employment prior to meeting the definition of retirement; should they meet the definition of retirement, the balance will be distributed as elected. All distribution decisions and payments under the Deferred Compensation Plan are subject to compliance with Section 409A of the Internal Revenue Code.
While deferred, amounts are credited with "earnings" as they were invested as the named executive officers chose in one or more investment options available under the Deferred Compensation Plan. The named executive officers' accounts under the Deferred Compensation Plan will be adjusted from time to time, up or down, depending upon performance of the investment options chosen.
The following table provides information relating to the activity in the Deferred Compensation Plan accounts of the named executive officers during fiscal 2018 and the aggregate balance of the accounts as of May 31, 2018:

Name	Executive Contributions in Fiscal 2018(1) ($)	Aggregate Earnings in Fiscal 2018(2) ($)	Aggregate Balance at May 31, 2018(3) ($)
Scott D. Farmer	1,462,573	737,148	8,338,126
J. Michael Hansen	4,969	55,248	643,377
J. Phillip Holloman	308,019	167,901	1,490,452
Thomas E. Frooman	—	390	4,768
Paul F. Adler	19,562	21,009	260,212
___________

(1)
Executive contributions are included in the named executive officer's salary and/or non-equity incentive plan compensation, as applicable and as presented in the Fiscal 2018 Summary Compensation Table.

(2)
Reflects the amount of earnings during fiscal 2018 based on the performance of the investment options chosen by the named executive officer. None of these amounts are included in the Fiscal 2018 Summary Compensation Table.

(3)
Include executive contributions previously reported in the Deferred Compensation Plan tables for prior years as follows: $4,960,905 for Mr. S. D. Farmer, $305,743 for Mr. Hansen, $852,083 for Mr. Holloman, $4,140 for Mr. Frooman and $52,885 for Mr. Adler.

POTENTIAL PAYMENTS UPON TERMINATION,
RETIREMENT OR CHANGE OF CONTROL
Payments Made Upon Termination
Regardless of the manner in which an executive officer's employment terminates, except for a "for cause" termination, they are entitled to receive amounts earned during their term of employment. Such amounts include:

•
except as otherwise described below, the right to exercise within 60 days of termination all vested stock options granted under Cintas' equity compensation plans as reflected in the Outstanding Equity Awards at Fiscal 2018 Year-End table;

•	amounts contributed, earned and vested under the Cintas Partners' Plan; and

•	amounts contributed and earned under the Deferred Compensation Plan as reflected in the Nonqualified Deferred Compensation for Fiscal 2018 table.
In addition, if Cintas elects to terminate an executive officer, they will receive four weeks' written notice or four weeks of base salary instead of notice. Generally, Cintas makes no payments to executives terminated for cause. Cintas has no other policy regarding severance payments.
Payments Made Upon Retirement
If an executive officer retires as defined in the applicable plans, they are entitled to receive amounts earned during their term of employment. Such amounts include:

•
outstanding equity awards granted under the Company’s 2005 Equity Compensation Plan (plus stock options, stock appreciation rights and other performance-based equity awards granted under the 2016 Plan) continue to vest in accordance with the plan, while outstanding restricted stock awards granted under the 2016 Plan immediately vest upon retirement in accordance with the 2016 Plan;

•	amounts contributed, earned and vested under the Cintas Partners' Plan; and

•	amounts contributed and earned under the Deferred Compensation Plan as reflected in the Nonqualified Deferred Compensation for Fiscal 2018 table.
Cintas has no overarching policy regarding retirement arrangements.
Payments Made Upon Death or Disability
In the event of the death or disability of an executive officer, in addition to the benefits listed under the heading "Payments Made Upon Retirement" above for the Cintas Partners' Plan and Deferred Compensation Plan, the named executive officer will receive benefits under Cintas' disability plan or payments under Cintas' life insurance plan, as appropriate. In the event of death, outstanding equity awards granted under the Company’s 2005 Equity Compensation Plan will immediately vest, and outstanding equity awards granted under the 2016 Plan will continue vesting in accordance with the terms of the 2016 Plan. In the event of disability, outstanding equity awards granted under the Company’s 2005 Equity Compensation Plan or the 2016 Plan will continue to vest in accordance with the applicable plan. These payments are generally available to all employee-partners.
Payments Made Upon a Change of Control
Cintas has no overarching policy regarding payments made upon a change of control. Assuming that outstanding equity awards are assumed or converted into replacement awards in connection with a change of control, such awards would vest in full in the event that the grantee is terminated without cause (or, for awards granted under the 2016 Plan, resigns for good reason) within 24 months following the change of control.

CEO
PAY RATIO
For fiscal 2018, the ratio of the annual total compensation of Mr. S. D. Farmer, our CEO (CEO Compensation), to the median of the annual total compensation of all employee-partners of Cintas and its consolidated subsidiaries, other than the CEO (Median Annual Compensation), was approximately 195 to 1. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below.  Our calculation of the pay ratio may be different than the pay ratios of other public companies as a result of different methodologies used to determine the pay ratios.  As a result, we would discourage the use of reported ratios as a basis for any comparison between companies.
In this summary, we refer to the employee-partner who received the Median Annual Compensation as the “Median Employee-Partner.”  For purposes of this pay ratio disclosure, the date used to identify the Median Employee-Partner was May 25, 2018 (the Determination Date), and the CEO Compensation was $9,778,369, which is the amount reported for Mr. S. D. Farmer in the “Total” column of the Fiscal 2018 Summary Compensation Table. Additionally, for purposes of this pay ratio disclosure, Median Annual Compensation was $50,234 and was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K.
To identify the Median Employee-Partner, we first measured compensation for the period beginning on January 1, 2018 and ending on May 25, 2018 (measurement period) for approximately 41,000 employee-partners, representing all full-time, part-time, seasonal and temporary employee-partners of the Company and its consolidated subsidiaries as of the Determination Date. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. This number does not exclude any employee-partners of businesses acquired by us or combined with us. Also, as permitted by SEC rules, under the 5% “de minimis exemption,” we excluded all non-U.S. and non-Canadian employee-partners, which represent less than 5% of our total workforce. The excluded employee-partners consisted of approximately 800 employee-partners in Mexico, approximately 600 employee-partners in Honduras, approximately 300 employee-partners in China and approximately 10 employee-partners in the United Kingdom. This compensation measurement was calculated by totaling salary and wages for each employee-partner for the measurement period. Specifically excluded from the calculation were the value of equity and equity-based awards, as such awards are not widely distributed to our employee-partner population. Further, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure. A portion of our employee-partner workforce (full-time and part-time) identified above worked for less than the full measurement period due to commencing employment during that period. In determining the Median Employee-Partner, we extrapolated the compensation measure over the full measurement period for such individuals (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates relating to our employee-partner compensation program.

NONEMPLOYEE DIRECTOR
COMPENSATION FOR FISCAL 2018
For fiscal 2018, directors who are not employees of Cintas received a $58,700 cash annual retainer, payable quarterly, plus an additional $4,000 for each meeting attended. Such directors also received $2,000 for each telephonic meeting attended. Committee members also received $1,800 for each committee meeting attended and $900 for each telephonic committee meeting attended. The Nominating and Corporate Governance Committee Chairman, Audit Committee Chairman and Compensation Committee Chairman received an additional fee of $16,000, $12,900 and $9,600, respectively. It is Cintas' practice that the Lead Director chair the Nominating and Corporate Governance Committee. Directors are also reimbursed for reasonable out-of-pocket travel expenses incurred in connection with attendance at Board or committee meetings. Directors who are employees of Cintas are not separately compensated for serving as directors.
For fiscal 2018, directors also received upon annual election or appointment to the Board restricted stock valued at approximately $59,000 based on the closing market price of Cintas common stock on the date of the grant and options to purchase Cintas common stock valued at approximately $59,000 based on the fair value of these options estimated at the date of the grant using a Black-Scholes option-pricing model. The value of the grants is prorated for directors appointed to the Board in the middle of the year. Each nonemployee director was therefore granted 391 shares of restricted stock and options to purchase 2,296 shares of Cintas common stock at an exercise price equal to the closing market price on the date of grant of October 17, 2017. Both restricted stock awards and stock options generally vest 100% after one year from the date of the grant.
Nonemployee directors may choose to defer all or part of the cash compensation into Cintas common stock equivalents with dividends or into a deferred account that earns interest at a rate equal to one-year U.S. treasury bills, determined as of the preceding December 31, increased by 100 basis points. Deferred fees are payable either in a lump sum or in 12 to 120 monthly installments beginning in the month selected by the director, but in no case later than the first month after the director leaves the Board.
The following table details fiscal 2018 compensation paid to nonemployee directors:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Total ($)
Gerald S. Adolph	93,300	59,061	59,007	211,368
John F. Barrett	90,000	59,061	59,007	208,068
Melanie W. Barstad	83,700	59,061	59,007	201,768
Robert E. Coletti	76,500	59,061	59,007	194,568
James J. Johnson	90,000	59,061	59,007	208,068
Joseph Scaminace	99,700	59,061	59,007	217,768
Ronald W. Tysoe	102,900	59,061	59,007	220,968
___________

(1)
Represents the amount of cash compensation earned in fiscal 2018 for Board and committee service. A director may choose to have all or part of his or her cash compensation deferred in the form of Cintas stock or one-year U.S. treasury bills plus 100 basis points. The directors who invested in Cintas stock would receive earnings equal to any other shareholder who invested like money at the same time during fiscal 2018. Mr. Adolph, Mr. Barrett, Mr. Coletti and Mr. Johnson chose to receive all or a portion of their fees in Cintas stock as described above. Mr. Adolph received 615 shares, Mr. Barrett received 592 shares, Mr. Coletti received 500 shares and Mr. Johnson received 296 shares.

(2)
The amounts reported for restricted stock and stock options is the aggregate grant date fair value of awards granted during the fiscal year calculated in accordance with the stock-based compensation accounting rules set forth in ASC 718. For more information on the assumptions used, see Note 12 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended May 31, 2018.

Outstanding restricted stock awards and option awards for each director at May 31, 2018 are as follows:

Name	Restricted Stock Outstanding (#)	Options Outstanding (#)
Gerald S. Adolph	391	28,962
John F. Barrett	391	20,143
Melanie W. Barstad	391	20,754
Robert E. Coletti	391	5,432
James J. Johnson	391	31,431
Joseph Scaminace	391	27,009
Ronald W. Tysoe	391	16,811
Stock Ownership Guidelines
The Compensation Committee believes that Cintas' nonemployee directors should own particular amounts of shares of common stock to align their long-term objective of managing Cintas with the interests of Cintas' shareholders. The Compensation Committee has adopted a stock ownership requirement for the nonemployee directors. Each nonemployee director is required to maintain a minimum equity stake in Cintas stock equivalent to five times the annual cash retainer.
The guidelines are assessed annually and are determined based on the current market practice and utilizing the cash retainer and closing common stock price on the last day of the fiscal year. All newly appointed directors will have five years from the time of appointment to achieve the minimum ownership requirement. Currently, all directors are in compliance with their ownership requirements.
For purposes of these requirements, stock ownership includes: (i) stock held outright by the nonemployee director (or his spouse or dependents); (ii) stock held in an individual brokerage account; (iii) stock granted to the director but not yet vested (in other words, restricted stock); and (iv) stock obtained through stock option exercise. Exceptions to these stock ownership requirements may be made at the discretion of the Compensation Committee if compliance would create a severe hardship.
Anti-Hedging Policy
Pursuant to our Insider Trading Policy, we have prohibited our directors from purchasing any financial instrument or engaging in any other transaction, such as a zero-cost collar or a forward sale contract, that is designed to hedge or offset any decrease in the market value of Cintas securities. Our Insider Trading Policy also prohibits our directors from participating in short sales of Cintas securities and from participating in a transaction involving options, such as puts, calls or other derivative securities, involving Cintas securities, unless approved in advance by our Chairman of the Board and Chief Executive Officer in connection with a planned retirement from Cintas. Currently, all directors are in compliance with this anti-hedging policy.

PRINCIPAL
SHAREHOLDERS
The following table sets forth the names and addresses of the only shareholders known by Cintas to own beneficially 5% or more of its outstanding Common Stock as of September 5, 2018:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Scott D. Farmer(1)	15,415,864(4)	14.2%
Vanguard Group, Inc.(2)	9,419,762(5)	8.7%
Blackrock, Inc.(3)	5,762,437(6)	5.3%
___________

(1)	The mailing address of Scott D. Farmer is Cintas Corporation, 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio 45262-5737.

(2)	The mailing address of Vanguard Group, Inc. is P.O. Box 2600 V26, Valley Forge, Pennsylvania 19482-2600.

(3)	The mailing address of Blackrock, Inc. is 55 East 52nd Street, New York, New York 10055.

(4)
Mr. S. D. Farmer has sole voting and dispositive power over 15,415,864 shares of Cintas common stock. This amount includes (a) 1,090,331 shares of Cintas common stock held directly by Mr. S. D. Farmer, of which 12,571 shares are pledged, (b) 9,376,387 shares of Cintas common stock held indirectly by Mr. S. D. Farmer through Summer Hill Partners, LLLP, 3,912,800 shares held indirectly by Summer Hill Partners II, LLC and 14,100 shares held indirectly by a limited liability company under control of Mr. S. D. Farmer via a trust, (c) 723,669 shares of Cintas common stock held indirectly by Mr. S. D. Farmer through trusts for the benefit of Mr. S. D. Farmer and members of his immediate family over which Mr. S. D. Farmer serves as trustee, (d) 83,880 shares of Cintas common stock held indirectly by Mr. S. D. Farmer through a limited partnership (e) 4,038 shares of Cintas common stock held indirectly by Mr. S. D. Farmer through his spouse and (f) 1,143 shares of Cintas common stock held indirectly by Mr. S. D. Farmer through an employee stock ownership plan.

While Mr. S.D. Farmer may be deemed to have or share voting or dispositive power with respect to shares of Cintas common stock owned by Summer Hill Partners, LLLP, Summer Hill Partners II, LLC and a limited liability company, he disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein, if any. In addition to the amounts noted above, the total amount also includes 209,515 shares issuable upon the exercise of options within 60 days of September 5, 2018, and one share of Cintas common stock recently granted through an employee stock ownership plan.

(5)
As reported on Schedule 13F-HR filed on August 14, 2018, Vanguard Group, Inc. has sole dispositive power with respect to 9,419,762 shares of Cintas common stock, shared dispositive power with respect to 157,814 shares of Cintas common stock, sole voting power with respect to 114,599 shares of Cintas common stock and shared voting power with respect to 30,895 shares of Cintas common stock.

(6)
As reported on Schedule 13F-HR filed on August 9, 2018, Blackrock, Inc. has sole dispositive power with respect to 5,762,437 shares of Cintas common stock and sole voting power with respect to 4,937,061 shares of Cintas common stock.

SECURITY OWNERSHIP OF DIRECTOR NOMINEES
AND EXECUTIVE OFFICERS
The following table shows the amount of Cintas Corporation Common Stock each director and executive officer owned on September 5, 2018:

		Common Stock Beneficially Owned(1)
Name and Age of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership	Percent of Class
Scott D. Farmer 59	Chairman of the Board and Chief Executive Officer	15,415,864(2)	14.2%
Richard T. Farmer 83	Chairman Emeritus of the Board	4,130,384(3)	3.8%
Gerald S. Adolph 64	Director	40,488	*
John F. Barrett 69	Director	30,585(4)	*
Melanie W. Barstad 65	Director	26,177	*
Robert E. Coletti 61	Director	402,466(5)	*
James J. Johnson 71	Director	40,631	*
Joseph Scaminace 65	Director	34,588	*
Ronald W. Tysoe 65	Director	25,084	*
J. Michael Hansen 50	Executive Vice President - Finance and Chief Financial Officer	94,973	*
J. Phillip Holloman 63	Former President and Chief Operating Officer	144,106	*
Thomas E. Frooman 51	Senior Vice President, Secretary and General Counsel	175,066	*
Paul F. Adler 47	Vice President and Treasurer	25,798	*
All Directors and Executive Officers as a Group (14 persons)		20,738,013(6)	19.1%
__________
* Less than 1%

(1)
Included in the amount of Common Stock beneficially owned are the following shares of Common Stock for options exercisable within 60 days: Mr. S. D. Farmer – 209,515 shares; Mr. Adolph – 28,962 shares; Mr. Barrett – 20,143 shares; Ms. Barstad – 20,754 shares; Mr. Coletti – 5,432; Mr. Johnson – 31,431 shares; Mr. Scaminace – 27,009 shares; Mr. Tysoe – 16,811 shares; Mr. Hansen – 30,909 shares; Mr. Frooman – 75,852 shares; and Mr. Adler – 9,628.

(2)	See Principal Shareholders on page 32.

(3)	Includes 4,129,447 shares held indirectly by Mr. R. T. Farmer through trusts for the benefit of Mr. R. T. Farmer and his spouse.

(4)	Includes 4,950 shares held by a family trust.

(5)
Includes 122,733 shares held indirectly by a limited partnership under the control of Mr. Coletti's spouse, of which 16,980 shares are pledged as security, 94,054 shares held indirectly by a family trust under the control of Mr. Coletti's spouse, 20,000 shares held by a limited liability company under the control of Mr. Coletti's spouse via a trust and 158,307 shares held indirectly by Mr. Coletti's spouse, of which 12,082 shares are pledged.

(6)	Includes options for 588,119 shares, which are exercisable within 60 days.
Pursuant to the Directors' Deferred Compensation Plan, the following Directors have been credited with the following number of phantom stock units as of September 5, 2018: Mr. Adolph - 11,101; Mr. Barrett - 7,954; Mr. Coletti - 945; Mr. Johnson - 6,438; and Mr. Tysoe - 8,839. The holders do not have voting or investment power over these phantom stock units.
Non-Director Executive Officers
The following is a description of our current non-director executive officers:
J. Michael Hansen joined Cintas in 1995. He has held various positions within Cintas, including General Manager of the Cincinnati First Aid and Fire locations and Corporate Controller. He was appointed Vice President and Treasurer in June 2010, a position that he held through January 31, 2015, when he was then appointed to Vice President - Finance and Chief Financial Officer. Mr. Hansen was promoted to Senior Vice President - Finance and Chief Financial Officer in October, 2016. In July 2018, Mr. Hansen moved into the newly created position of Executive Vice President - Finance and Chief Financial Officer. He is responsible for finance and accounting.
J. Phillip Holloman joined Cintas in 1996. He has held various positions within Cintas, including Vice President Engineering/Construction from 1996 to 2000, Vice President of the Distribution/Production Planning Division from 2000 to 2003, Executive Champion of Six Sigma Initiatives from 2003 to 2005 and Senior Vice President Global Supply Chain Management from 2005 to 2008. He was appointed President and Chief Operating Officer in February 2008. Mr. Holloman retired from Cintas effective as of July 31, 2018.
Thomas E. Frooman joined Cintas in December 2001 as Vice President and Secretary – General Counsel. In February 2015 he was appointed Senior Vice President, Secretary and General Counsel. He is responsible for legal, human resources, corporate compliance and corporate communications.
Paul F. Adler joined Cintas in 1997. He has held various positions within Cintas, including Corporate Development Analyst, various divisional Controller positions and Corporate Controller. He was appointed Vice President and Treasurer in June 2015. He is responsible for finance.
Todd M. Schneider, age 51, joined Cintas in 1989. He has held various positions within Cintas, including several management positions. He was Vice President of Sales of the Midwest/South Central Region Rental Division and President and Chief Operating Officer of the former Document Management Division. He served as Senior Vice President of Sales of the Rental Division until June 2013 when he was appointed President & Chief Operating Officer of the Rental Division. Effective as of July 1, 2018, he was appointed Executive Vice President and Chief Operating Officer. He is responsible for marketing and operations.
Michael L. Thompson, age 52, joined Cintas in 1994. He has held various positions within Cintas, including Director of Corporate Development, Corporate Controller and Vice President and Treasurer. He was also Senior Vice President of the Rental Division - Facility Services and Senior Vice President and Executive Champion - Center of Excellence. In May 2014 he was appointed Senior Vice President and Chief Intelligence Officer, a position that he held through July 2018. Effective as of July 1, 2018, he was appointed Executive Vice President and Chief Administrative Officer. He is responsible for global supply chain, quality and engineering, information technology and safety.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires Cintas' executive officers, directors and persons who own more than ten percent of Cintas' Common Stock to file reports of ownership with the SEC and to furnish Cintas with copies of these reports. Based solely upon its review of reports received by it, or upon written representation from certain reporting persons that no reports were required, Cintas believes that during fiscal 2018 all filing requirements were met.

RELATED PERSON
TRANSACTIONS
Cintas Corporation has a 25% interest in a corporate airplane with its Chairman Emeritus, Richard T. Farmer, and his wholly owned company. This arrangement began on February 23, 2006. Cintas manages the airplane under an operating agreement whereby each party pays their own operating expenses for use of the plane, and common costs are shared based on ownership percentages. For fiscal 2018, Cintas was reimbursed $1,844,803 under this arrangement.
Cintas engages Keating Muething & Klekamp PLL for a variety of legal services. Robert E. Coletti, a senior partner of the firm, is a member of the Board and an in-law of Richard T. and Scott D. Farmer. Cintas paid the firm fees of $4,064,779 for legal services during the fiscal year ended May 31, 2018. Mr. Coletti does not receive any direct compensation from fees paid by Cintas to the firm.
Joseph Automotive Group engages Cintas for a variety of services. George R. Joseph, a principal and part owner, is an in-law of Richard T. Farmer, Scott D. Farmer and Robert E. Coletti. Joseph Automotive Group paid Cintas fees of $375,556 for services provided during the fiscal year ended May 31, 2018. Mr. Joseph does not receive any direct compensation from services provided by Cintas.
Certain stock exchange rules require Cintas to conduct an appropriate review of all related party transactions (those required to be disclosed by Cintas pursuant to SEC Regulation S-K Item 404) for potential conflict of interest situations on an ongoing basis and that all such transactions must be approved by the Audit Committee or another committee comprised of independent directors. As a result, the Audit Committee annually reviews all such related party transactions and approves such related party transactions only if it determines that it is in the best interests of Cintas. In considering the transaction, the Audit Committee may consider all relevant factors, including as applicable, (i) Cintas' business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to Cintas.
While Cintas adheres to this policy for potential related person transactions, the policy is not in written form (other than as part of listing agreements with stock exchanges to the extent required). However, approval of such related person transactions is evidenced by Audit Committee resolutions in accordance with our practice of approving transactions in this manner.

APPROVAL, ON AN ADVISORY BASIS, OF
NAMED EXECUTIVE OFFICER COMPENSATION
(Item 2 on the Proxy Card)
The Board is committed to excellence in governance. As part of that commitment, and as required by Section 14A of the Securities Exchange Act of 1934, the Board is providing our shareholders with an opportunity to vote to approve, on an advisory basis, named executive officer compensation, which is commonly known as "say-on-pay." We are currently conducting say-on-pay votes every year and expect to hold the next say-on-pay vote in connection with our 2019 Annual Meeting of Shareholders.
We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices described in this proxy statement. Please read the Compensation Discussion and Analysis and the executive compensation tables and narrative disclosure for a detailed explanation of our executive compensation program and practices. In 2017, our shareholders approved, on an advisory basis, the compensation of our named executive officers with a "FOR" vote of more than 99% of the votes cast. Accordingly, we are asking our shareholders to vote "FOR" the following resolution:
"RESOLVED, that the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved."
As an advisory vote, this proposal is not binding on Cintas. However, the Compensation Committee of our Board, which is responsible for designing and administering our executive compensation program and practices, values the opinions expressed by shareholders in their vote on this proposal, and expects to consider the outcome of the vote when making future compensation decisions for named executive officers.
YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(Item 3 on the Proxy Card)
We are asking shareholders to ratify the appointment of Ernst & Young LLP as Cintas Corporation’s independent auditors for the year ending May 31, 2019. The Audit Committee annually considers the independence, qualifications and performance of Ernst & Young LLP. Such consideration includes reviewing the written disclosures and the letter required by applicable requirements of the Public Company Accounting  Oversight  Board  regarding  the  independent  registered  public  accounting  firm’s  communications  with the Audit Committee concerning independence and discussing with Ernst & Young LLP their independence. The Audit Committee periodically reviews and evaluates the performance of Ernst & Young LLP’s lead audit partner, oversees the required rotation of Ernst & Young LLP’s lead audit partner responsible for the Company’s audit and reviews and considers the selection of the lead audit partner. In addition, in order to help ensure auditor independence, the Audit Committee periodically considers whether there should be a rotation of the Company’s independent registered public accounting firm.

In fiscal 2018, the Audit Committee also considered several factors in deciding whether to re-engage its independent registered  public accounting firm including the length of time Ernst & Young LLP has served as the Company’s independent auditors, Ernst  & Young LLP’s general reputation for adherence to professional auditing standards, the breadth and complexity of the Company’s  business and its global scope and the resulting demands placed on the Company’s auditing firm in terms of expertise in the Company’s business, the quantity and quality of Ernst & Young LLP’s staff and the Company’s global reach.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.
Although shareholder ratification of Ernst & Young LLP is not required by law, the Board believes it is advisable to provide shareholders an opportunity to ratify this selection. In the event that shareholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee may reconsider the appointment, but is not required to do so. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year should it determine that such change is in the best interests of the Company and its stockholders.
YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSALS FOR
NEXT YEAR
Shareholders who desire to have proposals included in the Notice for the 2019 Annual Meeting of Shareholders must submit their proposals in writing to Cintas at its offices on or before May 23, 2019, and must comply with any and all requirements set forth in Cintas' Bylaws as such may be amended from time to time, in Rule 14a-8 under the Securities Exchange Act of 1934 and in the NASDAQ rules.
The form of Proxy for Cintas' Annual Meeting of Shareholders grants authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in Cintas' proxy statement and except for matters as to which adequate notice is received. In order for a notice to be deemed adequate for the 2019 Annual Meeting, it must be received prior to August 6, 2019.
Cintas' Bylaws require that items of new business and nominees for director be presented not earlier than 150 days and at least 120 days prior to the date of the meeting. If there is a change in the anticipated date of next year's Annual Meeting or these deadlines by more than 30 days, Cintas will notify all shareholders of this change through a report on Form 8-K, 10-Q or 10-K.
SHAREHOLDERS SHARING
THE SAME ADDRESS
To the extent we deliver paper copies of our annual report to security holders, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, the SEC rules allow us to deliver a single copy of such proxy materials to any household at which two or more shareholders reside, if we believe the shareholders are members of the same family.
We will promptly deliver, upon oral or written request, a separate copy of our annual report to security holders, proxy statement, or Notice of Internet Availability of Proxy Materials to any shareholder residing at the same address as another shareholder and currently receiving only one copy of such proxy materials who wishes to receive his or her own copy. Similarly, multiple shareholders residing at the same residence that are currently receiving separate copies of our annual report to security holders, proxy statement or Notice of Internet Availability of Proxy Materials may request that a single copy of such proxy materials be delivered. Requests should be directed to our Corporate Secretary by phone at (513) 459-1200 or by mail to Cintas Corporation, 6800 Cintas Boulevard, P. O. Box 625737, Cincinnati, Ohio 45262-5737.
FUTURE ELECTRONIC ACCESS TO
PROXY MATERIALS AND ANNUAL REPORT
Registered shareholders can further reduce the costs incurred by the Company by consenting to receive all future proxy statements, proxy cards, annual reports to shareholders and Notices of Internet Availability of Proxy Materials, as appropriate, electronically via e-mail or the Internet. To sign up for electronic delivery of future proxy materials, you must vote your common shares electronically via the Internet by logging on to www.proxyvote.com and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. You will be responsible for any fees or charges that you would typically pay for access to the Internet.
OTHER MATTERS
Cintas knows of no other matters to be presented at the meeting other than those specified in the Notice.

QUESTIONS?
If you have questions or need more information about the Annual Meeting, call (513) 459-1200 or write to:
Thomas E. Frooman
Senior Vice President, Secretary and General Counsel
6800 Cintas Boulevard
P. O. Box 625737
Cincinnati, Ohio 45262-5737.
For information about your record holding, call Wells Fargo at 1-800-468-9716. We also invite you to visit Cintas' Internet site at www.cintas.com. Internet site materials are for your general information and are not part of this proxy solicitation.

CINTAS
READY FOR THE WORKDAY®

CINTAS CORPORATION
6800 CINTAS BOULEVARD
P.O. BOX 625737
CINCINNATI, OH 45262-5737
ATTN: JUDY GIRTY

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CTAS**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E50687-P12797 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CINTAS CORPORATION

The Board of Directors recommends you vote FOR the following:

		For	Against	Abstain
1.	Election of Directors			
1a.	Gerald S. Adolph	☐	☐	☐
1b.	John F. Barrett	☐	☐	☐
1c.	Melanie W. Barstad	☐	☐	☐
1d.	Robert E. Coletti	☐	☐	☐
1e.	Scott D. Farmer	☐	☐	☐
1f.	James J. Johnson	☐	☐	☐
1g.	Joseph Scaminace	☐	☐	☐
1h.	Ronald W. Tysoe	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

NOTICE OF VIRTUAL ANNUAL MEETING OF SHAREHOLDERS
TUESDAY, OCTOBER 30, 2018 AT 10:00 A.M., EDT

Access to this year's virtual Annual Meeting of Shareholders will be available at www.virtualshareholdermeeting.com/CTAS. A replay of the Annual Meeting of Shareholders will be available for one year.

E50688-P12797

CINTAS CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints SCOTT D. FARMER and J. MICHAEL HANSEN, and each or either of them, with full power of substitution, as proxies to vote at the Virtual Annual Meeting of Shareholders of Cintas Corporation (the "Company") to be held virtually at www.virtualshareholdermeeting.com/CTAS, on Tuesday, October 30, 2018, at 10:00 A.M. (Eastern Daylight Time), and at any postponement or adjournment thereof, hereby revoking any proxies heretofore given, all shares of common stock of the Company, which the undersigned would be entitled to vote as directed on the reverse side, and, in their discretion, upon such other matters as may come before the meeting or any postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side